OFFERING CIRCULAR	AUGUST 10, 2021

United States Securities and Exchange Commission

Washington, D.C. 20549

Part II of Form 1-A,

Regulation A Offering Circular

under the Securities Act of 1933

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.

A California Cooperative Corporation

1428 Franklin St,

Oakland, California 94612

(650) 743-6974

https://ebprec.org

Number of securities being sold: 74,000
Price per Share: $1,000.00

This Preliminary Offering Circular relates to the offering (the “Offering”) of Investor Owner Shares (“Shares”) by East Bay Permanent Real Estate Cooperative (the “Cooperative” or “EB PREC”). The Cooperative intends to use these funds to facilitate Black, Indigenous, People of Color, and allied communities in cooperatively organizing, financing, purchasing, occupying, and stewarding properties, taking them permanently off the speculative market, creating community controlled assets, and empowering our communities to cooperatively lead a just transition from an extractive capitalist system into one where communities are ecologically, emotionally, spiritually, culturally, and economically restorative and regenerative.

	Price to Public	Proceeds to Issuer	Proceeds to Other Persons
Price per Share	$1,000	$1,000	$0
Total Minimum	$0	$0	$0
Total Maximum (1)	$74,000,000	$74,000,000	$0

(1)       Initially, the Cooperative offered for sale $50,000,000 in Investor Owner shares under this Offering, first qualified on September 29, 2020. The Securities and Exchange Commission (the “SEC”) has subsequently raised the cap on Regulation A, Tier 2 Offerings from $50 million to $75 million. As of the date of this Offering Circular, we have sold 578 Shares through this Offering, at a price of $1,000 each, and are continuing to sell Investor Owner Shares under our initial qualified offering statement. Accordingly, the Cooperative seeks to offer a total maximum of $74 million under this Offering Circular.

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See the “Securities Being Offered” section starting on page 22 of this Offering Circular for a discussion of the securities offered and the rights of Investor Owners. This Offering was initially qualified by the SEC on September 29, 2020. This is a continuous offering and will likely continue for up to three years from the initial qualification date, unless we terminate the Offering sooner.

These Shares are speculative securities. Investment in the Shares involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. For example, significant risks arise from the fact that:

∙	EB PREC is not a profit-oriented company; it’s a community-oriented company.
∙	You can’t sell your Shares to others. You can only redeem them with the Cooperative, and even then only 5 years after your initial purchase.
∙	When you redeem the Shares, instead of receiving cash, you may receive a promissory note, payable over up to 5 years.
∙	The Board may reduce the redemption value of the Shares and promissory notes based on the financial health of the company.

See the “Risk Factors” section starting on page 5 for additional discussion of the many risks of investment.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.

We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained. EB PREC may limit this Offering or offering amounts in certain states where restrictions may apply to the offering of securities in such state, or where EBPREC has limited the Offering in any particular state for any other reason.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. For more information, see the “Limitations On Amount A Non-accredited Investor Can Invest” section starting on page 23.

Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that you should consider before investing in the Shares. You should carefully read this entire document, especially the “Risk Factors” section, which discusses risks associated with investing in the Shares.

Key Things to Know About This Offering

FOR WHOM

This Offering is for any person 18 and older, organization, or business in the United States that commits to the Mission and Points of Unity in EB PREC’s Bylaws.

WHAT

The Cooperative is offering the opportunity to purchase Investor Owner Shares at $1,000 per Share.

WHEN

This is a continuous offering that began October 1st, 2020, will likely continue for up to three years, unless we terminate the Offering sooner or renew the Offering.

USE OF FUNDS

Funds raised will be used to acquire, rehabilitate, build, and steward real estate in the East San Francisco Bay Area of California.

MAXIMUM OFFERING

Under this Offering, EB PREC will sell a maximum of $74,000,000 in Shares (74,000 Shares).

MIN. AND MAX. INVESTMENT AMOUNTS

The minimum investment amount per person is one Share ($1,000) and the maximum is dependent on individual factors described later in this document.

REDEMPTION OF SHARES AND DIVIDENDS

When an Investor Owner requests redemption of Shares, EB PREC’s goal is to repay the principal of the investment, along with dividends on Shares accruing and compounding at a target rate of approximately 1.5% per year. EB PREC may also choose to pay dividends prior to redemption.

LIMIT ON REDEMPTION

Investors may not redeem their Shares until after a minimum of five years, unless the Board makes an exception to this rule.

LIMITED TRANSFERABILITY

Investors may not transfer shares to others. They may only be redeemed with the Cooperative.

ONE MEMBER, ONE VOTE

This is a cooperative, meaning that Owners get only one vote each, regardless of their number of Shares.

GOVERNANCE

The Cooperative is overseen by an eight member Board of Directors, with five Directors elected by certain Owners of the Cooperative, and the remaining three appointed by non-profits representing Black, Indigenous, and People of Color stakeholders of the East Bay where the Cooperative focuses its work.

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RISK FACTORS

Fluctuation of property values could create challenges.

RISK

EB PREC seeks to decrease volatility and price in the housing market by permanently taking property off the speculative market. However, as EB PREC grows, the speculative markets will continue to conduct business as usual. If property values rise, EB PREC may be priced out of certain areas, or be forced to commit greater financial resources to maintaining or expanding its holdings. Alternatively, EB PREC’s assets could lose value if surrounding property values decrease. Either of these scenarios could limit future leveraging opportunities or dividends.

MITIGATION EFFORTS

EB PREC will mitigate these risks by:

●	Diversifying property types and locations within and around the Alameda County,
●	Seeking to negotiate property acquisitions before the properties are put on the open market, and
●	Advocating for public policies that stabilize markets and make real estate more affordable to organizations like EB PREC.

Loss of key personnel or collaborators could pose challenges for EB PREC.

RISK

The success of EB PREC depends on the skills, experience, and performance of key Staff, Directors, and collaborators. The Cooperative’s success also depends on its ability to recruit, train, and retain qualified staff.

MITIGATION EFFORTS

Policies and practices that mitigate this risk include:

●	Under the Bylaws, EB PREC is mandated to spread power among all types of Owners (Bylaws pp. 7-38). The vision is for EB PREC to grow more decentralized over time, allowing EB PREC to rely less and less on central staff and organizers.
●	Similarly, the Bylaws mandate “a non-hierarchical workplace that distributes power to all workers” (Bylaws p. 29).
●	EB PREC gives careful attention to matters of culture, community-building, and conflict engagement, with the goal of meaningfully attracting and engaging people to work with and lead the work of the Cooperative.

“The activities of the Cooperative will therefore be spread out among small semi-autonomous groups that will be accountable to the whole. [...] We prioritize decentralized governance because it builds people power, creates resiliency, and fosters a strong sense of community ownership, activating people to protect and steward land in the long-term.”

Bylaws p. 7

Control of EB PREC may change over time.

RISK

EB PREC’s success depends on its being controlled by responsible and accountable parties, so a change in control could create problems. The number and type of Owners will vary over time, changing the power of different types of Owners, including Investor Owners.

MITIGATION EFFORTS

The Bylaws are designed to reduce concentration or stagnation of power, undue influence, and mission drift.

●	Every Owner gets only one vote, regardless of the number of Shares they hold. This means that power cannot be bought.
●	The Bylaws contain checks and balances, including provisions for oversight of Staff, and removal of Staff, Directors, and Owners.
●	The mission and vision is safeguarded by Vision Protectors (Bylaws p. 38). All Owners must agree to, and act in a manner consistent with, the Mission and Points of Unity in the Bylaws (pp. 5-6).

WHO CONTROLS THE BOARD?

●	5 Board seats are elected by Owners. Investor Owners are eligible to vote for only 2 of these seats.
●	3 Board seats are appointed by local organizations, representing Black, Indigenous, and People of Color stakeholders of the East Bay.
●	See the Section of this Offering Circular titled “Directors, Officers, and Significant Employees”, as well as our Bylaws, (pp. 17-21) for more information about our Board of Directors.

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EB PREC will have limited liquidity.

RISK

Real estate is a relatively illiquid asset, meaning it is not easily converted to cash. Further, the Bylaws intentionally create barriers to liquidating Cooperative assets (see Bylaws pp. 56-57). These factors, combined with commitments to maintain affordability, decommodify land, maintain affordability, decommodify land, pay living wages (Bylaws pp. 41-42) and distributee surplus returns (Bylaws pp. 45-47), mean that EB PREC will typically be “cash poor.” This may impact the Cooperative’s ability to distribute dividends and return principal to Investor Owners.

MITIGATION EFFORTS

EB PREC will mitigate this risk by:

●	Keeping some reserves in liquid investments,
●	Developing partnerships with financial institutions that facilitate liquidity,
●	Refinancing properties to access cash when needed, and
●	Giving Investor Owners the option to not to receive dividends.

Tenants’ economic distress could affect the Cooperative’s financial stability.

RISK

EB PREC is creating permanently affordable real estate and working to reduce displacement. When tenants cannot make required payments to EB PREC, EB PREC plans to seek alternatives to eviction, such as by providing grace periods, offering payment plans, and seeking other creative solutions to support tenants. Many of EB PREC’s target residents are already experiencing economic distress due to systemic discrimination and oppression. Therefore, EB PREC may elect to not use conventional credit histories or other traditional metrics in the selection of tenants, which may increase the risk of non-payment by tenants.

The global COVID-19 pandemic also means that many tenants will lose income. In choosing tenants, we do not plan to discriminate based on their sources of income or line of work as it relates to potential to lose income.

MITIGATION EFFORTS

EB PREC is working to mitigate the above by:

●	Building community ties among Owners so that they may provide mutual aid and support one another’s financial success, and
●	Partnering with enterprise incubators and technical assistance providers to help ensure the success of commercial tenants.

Interest rate fluctuation and inflation could affect the financial stability of EB PREC.

RISK

EB PREC will be impacted by general economic and market conditions, such as fluctuating interest rates, availability of credit, inflation rates, economic uncertainty, and changes in laws.

The rate of return applicable to Investor Owner Shares is capped at 5%. Fluctuations in market interest rates will impact the cost of EB PREC’s debt capital especially should the Cooperative enter into a loan agreement with a floating interest rate. Higher than anticipated interest rates on EB PREC’s debt will have an adverse effect on EB PREC’s ability to redeem Shares at the purchase price or at all, or to declare dividends. Should commercial interest or inflation rates rise, the Cooperative is not legally obligated to pay a higher rate or to redeem Shares prior to their maturity.

EB PREC will have increased administrative demands as a result of this Offering.

RISK

The Cooperative will spend more money on administrative capacity as a result of making this Offering. Under federal securities laws, EB PREC will have to file regular reports with the Securities and Exchange Commission and generally work to keep investors informed.

MITIGATION EFFORTS

EB PREC works to mitigate these costs by:

●	Avoiding unnecessary “legalese” and irrelevant boilerplate language in documents, so that EB PREC is not overly reliant on high-cost processionals, and
●	Avoiding unnecessary administrative and bureaucratic procedures.
●	Seeking to teach and engage our staff to manage these processes.

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This is a long-term investment and you can’t transfer your shares to others.

RISK

You should consider an investment in the Cooperative only as a long-term investment. The minimum investment period is 5 years, with only some exceptions allowed by the Board (see Bylaws pages 11 and 51).

Further, when you redeem the Shares, EB PREC may not be able to pay you immediately, but may give you a promissory note for amounts due, payable over up to 5 years (see Bylaws page 48).

In addition, you may not transfer your Shares to others. You may only redeem them with the Cooperative (see Bylaws pages 11, 48, and 51).

Federal and state securities laws also limit the transferability of Shares.

EB PREC may never be able to return your investment or pay dividends.

RISK

EB PREC cannot assure that Investor Owners will gain a substantial return on investment, or any return at all, or that an Investor Owner will not lose a substantial portion or all of the investment.

MITIGATION EFFORTS

To reduce the risk of loss for Investor Owners, we aim to pay for our full operational and staffing costs with grants and donations for the next 2-5 years. This means that a significant portion of proceeds from this Offering will be used to purchase capital assets, which will eventually generate a stream of income.

In addition, by bringing in hundreds or thousands of Investor Owners—many from our East Bay community and other like-minded investors from across the country—we are creating a base of support of people who are financially and emotionally invested in the success of EB PREC. We believe this will help ensure we have a community of support if ever we face challenges. Repaying Investor Owners is an important part of our model, because we are passionate about proving that it’s possible to finance real estate using community-sourced financing, rather than conventional mortgages.

EB PREC could face legal compliance problems or lawsuits.

RISK

The Cooperative must comply with local, state, and federal rules and regulations to continue to offer and sell Shares. The Cooperative believes that it complies with the rules and regulations with which it is required to comply. If the Cooperative fails to comply with a rule or regulation, it may be subject to fines, or other penalties, or its permit or licenses may be lost or suspended. Furthermore, the Cooperative may be subject to lawsuits if it operates in breach of the law, or for any number of reasons arising out of the ownership of property, such as environmental, construction, permitting, and zoning matters. The Cooperative may have to stop operating and its Investor Owners may lose their entire investment.

MITIGATION EFFORTS

To mitigate this risk, the Cooperative has engaged a legal team from the Sustainable Economies Law Center (the “Law Center”) and entered into a pro bono legal services agreement that lasts until the end of 2021, and fiscal sponsorship agreement that lasts until the end of 2022. The Law Center has also contracted for additional support from Gundzik Gundzik Heeger LLP, a law firm with experience in Regulation A compliance.

Ownership of real estate comes with inherent risks.

RISK

We are subject to risks generally attributable to the ownership of real property, including for example:

●	changes in global, national, regional or local economic, demographic or capital market conditions;
●	changes in supply of or demand for similar properties in a given market, which could result in rising vacancy rates or decreasing market rental rates; and
●	changes in government rules, regulations and fiscal policies, including increases in property taxes, changes in zoning laws, limitations on rental rates, and increasing costs to comply with environmental laws.

All of these factors are beyond our control. Any negative changes in these factors could affect the Cooperative’s financial performance and our ability to meet our obligations and make distributions to Investor Owners.

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MITIGATION EFFORTS.

We conduct extensive due diligence on our prospective acquisitions, with the help of experienced professionals and advisors, in an effort to identify and plan for major issues that may arise. We also seek to get insurance in amounts and on terms commercially reasonable for each property. In addition, by working closely with Resident Owners, we hope to quickly identify and respond to new issues that may arise after we acquire each property.

EB PREC could terminate the Offering early.

RISK

The Cooperative intends to receive investments on a continuous basis, but also has the right to terminate this Offering at any time, regardless of the amount of capital raised. There is no assurance that other people will invest in this Offering, and there is no obligation for EB PREC to refund investments in the event that the Offering ends early. Terminating early will reduce our capital and ability to acquire properties.

MITIGATION EFFORTS

As its name suggests, East Bay Permanent Real Estate Cooperative is designed to become a permanent asset in our communities. By building a base of hundreds of members and supporters, EB PREC seeks to grow from a solid foundation, raising capital continuously and removing hundreds or even thousands of properties from the speculative market over time. Selling Shares to Investor Owners provides EB PREC with low-cost financing which is essential to creating permanently affordable housing. As such, it is unlikely that EB PREC would terminate this Offering early.

EB PREC may not raise sufficient financing.

RISK

The Shares are being offered by the Cooperative on a “Best Efforts” basis. This means that no one has committed to underwrite or otherwise buy any Shares in advance of this Offering. If less than $2 million is raised over the 3 years of this Offering starting in October 2020, the Cooperative’s business plans and prospects for the coming years could be adversely affected or may need to be revised accordingly.

The Cooperative can provide no assurance that this Offering will raise substantial financing. Further, the Cooperative may be unable to secure additional loans or grant funding at the level shown in its projections or at all.

MITIGATION EFFORTS

Our fundraising progress to date has proceeded apace to expectations. We’ve raised over $750,000 dollars through the sale of Shares since the launch of the Cooperative in spite of, among other things, the impact of the COVID-19 pandemic and limited rollout of our marketing efforts. We anticipate reaching $1 million raised by Q1 2022.

As described later in this document, EB PREC is contemplating multiple property acquisitions ranging from low-cost to high-cost, meaning that EB PREC has the flexibility to focus on different acquisitions depending on the amount raised in this Offering. Regardless of the amount raised, it is likely that funds will be deployed for one or more acquisitions, which will eventually generate income for EB PREC.

Our Staff Owners are human.

RISK

Our Staff Owners serve as stewards of the Cooperative, overseen by our Board of Directors. And all of Staff Owners, employees and Directors are committed to our mission. However, we are all human. We will make decisions and seek to guide the Cooperative in a way that we believe will best serve our mission and stakeholders, but it is possible (and expected!) that we will make mistakes from time to time. Management will have significant flexibility in applying the net proceeds of this Offering within the scope of the business of the Cooperative. The failure of management to apply such funds effectively could have a material adverse effect on the Cooperative’s business and financial condition.

MITIGATION

We seek to mitigate this risk through education, mutual support, and accountability. We continue to grow and train our management team, as well hire and seek mentorship from experienced professionals to advise us in areas such as real estate, law, accounting, and environmental matters. Further, our Board continues to guide the Cooperative towards non-hierarchical decision-making: by meaningfully engaging more individuals in Cooperative decisions, we hope to take full advantage of our collective knowledge, perspective, attention, and expertise. Finally, we have instituted a series of checks and balances between and among our Staff Owners, our Board, and our Members, so that we can hold each other accountable in a manner that is transparent, compassionate, and encouraging, rather than punitive.

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Investors may have unforeseen tax consequences.

RISK

Shares purchased are investments and not donations. Investors will not receive a charitable tax deduction for purchasing Shares.

Dividends earned on the Shares will likely be taxable to the Investor, regardless of whether they are paid by check or reinvested in the Cooperative.

The Cooperative and its officers, Directors, and any other professional advisors do not provide advice or information about any tax consequences of any investment in the Cooperative. Each prospective Investor Owner should seek tax advice from their own advisors about the tax consequences of an investment in the Cooperative.

This document contains forward-looking statements and financial projections, and they could be totally wrong.

RISK

Financial projections provided in this document and elsewhere are based upon assumptions that the management of the Cooperative believes to be reasonable. However, given all of the risks summarized above and other unpredictable factors impacting the Cooperative, the projections should be viewed merely as financial possibilities and not as a prediction or guarantee of future performance.

Specifically, this document contains forward-looking statements (a term defined in Section 27A of the Securities Act), which tend to include words like “believe,” “may,” “will,” “could,” “would,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “hope,” or the negative or plural of these words or similar expressions. With these statements, we aim to project our revenues, income or loss, capital expenditures, business relationships, financing, property acquisitions, and plans for future operations to help you understand our business plan. But such statements are based upon management’s current expectations, beliefs, and assumptions about future events, and therefore involve a number of risks and uncertainties. As a result, you should not rely upon forward-looking statements as predictions of future events.

Except as required by law, neither the Cooperative nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The Cooperative undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this Offering Circular to conform these statements to actual results or to changes in its expectations.

You should read this Offering Circular and all related documents with the understanding that the Cooperative’s actual future results, performance, events, and circumstances may be very different from what the Cooperative expects.

Dilution

When EB PREC sells more Investor Owners shares, or when EB PREC brings in Resident Owners, Community Owners, Staff Owners, or additional Investor Owners, there is likely no immediate impact on the financial rights of each Investor Owner. However, various factors could result in a reduction of financial return for Investor Owners. The number of Investor Owner Shares sold could impact the financial strength or weakness of EB PREC overall, which could either positively or negatively impact the likelihood that an Investor Owner will be able to redeem their shares and receive dividends in full. Further, when EB PREC has any financial obligations to certain creditors or Resident Owners, payments to those creditors and Resident Owners will be prioritized and paid first, before the Cooperative pays its obligations to Investor Owners. Further, the Board of Directors has the discretion to reduce payments on all outstanding Investor Owner Shares and on promissory notes held by former Investor Owners if the Board believes that full payment would threaten the financial health of the Cooperative. (See Bylaws pages 48, 51, and 53.) As such, when an Investor Owner redeems their share, when they exchange a share for a promissory note, or when they receive payments on liquidation of the Cooperative, it is possible that they will receive less money than expected.

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ABOUT THE COOPERATIVE: Description of Business and Activities

East Bay Permanent Real Estate Cooperative, Inc. is a California Cooperative Corporation. In this document, we also refer to it as “East Bay Permanent Real Estate Cooperative” or “EB PREC” and the terms “we,” “us,” “our,” “Cooperative,” “management,” or similar terms.

Mission and Background

East Bay Permanent Real Estate Cooperative’s mission is to facilitate Black, Indigenous, People of Color, and allied communities to cooperatively organize, finance, purchase, occupy, and steward properties, taking them permanently off the speculative market, creating community controlled assets, and empowering our communities to cooperatively lead a just transition from an extractive capitalist system into one where communities are ecologically, emotionally, spiritually, culturally, and economically restorative and regenerative.

We were formed in recognition that the Bay Area’s vibrant, diverse communities are rapidly being displaced. In 1980, Black people were by far the largest ethnic group in Oakland, accounting for 46% of Oakland’s population1. By 2015, the Black population had fallen to 25.4%, now the 3rd largest demographic, following White (26.9%) and Hispanic (26.1%).2 Similar stories are unfolding across the country. We believe the only way to disrupt this pattern is to center communities of color in leading a just transition that conserves cultural assets and permanently protects land from speculative markets.

Approach

We’ve created an approach to stabilizing and preserving the heritage of our community through a participatory model of real estate acquisition and neighborhood development. Our model of real estate development is grassroots-led, rather than top-down. EB PREC engages everyday people in organizing, financing, acquiring, and stewarding land and housing.

EB PREC’s staff supports and provides technical and financial assistance to groups of community members who coalesce around the acquisition of properties, including homes, multi-unit buildings, land, cultural spaces, and commercial properties. The group (referred to by EB PREC as an “owner group” or “organizing group”) then organizes neighbors and other community members to support the project by becoming Owners of EB PREC. Financing from the sale of Investor Owner Shares will often be combined with other forms of financing like loans from community banks or credit unions, to enable EB PREC to purchase the property.

EB PREC then acquires title, permanently protecting the property from the speculative market, while over time delegating the governance of the property to small democratic groups of residents. EB PREC collaborates with residents to set rents – not for the purpose of generating profit – but with the goal of keeping real estate affordable by operating at-cost and returning surplus to residents. The rents are calculated with the goal of covering the financing, acquisition, and operational costs of each project. These residents also become resident owners of the Cooperative, giving them the right to vote and other matters on a one member, one vote basis. One Director is elected exclusively by Resident Owners to ensure representation on our Board of Directors.

Primary Activity

EB PREC’s primary business activity is to buy, rehabilitate, steward, and manage real estate, while sustaining EB PREC’s operations with rental income from the properties. EB PREC’s unique model of development engages community members and local organizations in the visioning and planning process for each property, meaning that each property has a group of people personally “invested” in the success of the project.

While the real estate market is cyclical and can be unpredictable, EB PREC is uniquely situated to reduce risk in our portfolio over time for various reasons.

●	By co-managing our properties with EB PREC’s resident-owners, we are likely to have lower turnover, better property upkeep, and be able to better anticipate and proactively address problems through active communication and relationship building with residents.

1 https://www.sfgate.com/bayarea/article/25-drop-in-African-American-population-in-Oakland-2471925.php

2 http://www2.oaklandnet.com/oakca1/groups/ceda/documents/agenda/oak069022.pdf

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●	The Cooperative is building strong relationships with local community land trusts, affordable housing developers, attorneys, and housing rights organizations. These partnerships will help us access skills, professional expertise, financing, and economies of scale.

Secondary Activities

EB PREC has taken on secondary business activities, most emerging from the deep connections EB PREC has built with local government, community members, and organizations, in order to carry out its mission. EB PREC’s secondary activities include:

EDUCATION

EB PREC has contracted with and been paid by both Law Center and Northern California Land Trust (NCLT) to develop educational curriculum, classes, and events related to community stewardship of land and housing. For example, NCLT has hired EB PREC to develop and host a resident training program for the Co-op 789 real estate project described elsewhere in this document. The City of Oakland has also hired EB PREC to manage the anti-displacement outreach, education, and organizing portion of the $28,000,000 Transformative Climate Communities (TCC) “Better Neighborhoods, Same Neighbors” grant they received from the Strategic Growth Council.

COMMUNITY EVENTS

EB PREC hosts many community gatherings, discussions, book clubs, and other events (all happening online since the onset of the pandemic). These community events create a small income stream to the Cooperative, because they grow the number of EB PREC’s Community Owners, who, upon joining, make regular financial contributions to EB PREC.

PUBLIC SPEAKING

EB PREC has received a small stream of earned income in the form of fees and honorariums for public speaking events.

TECHNICAL ASSISTANCE AND CONSULTING

Staff of EB PREC are providing or have provided in depth technical assistance to local organizations with similar or overlapping goals, including the East Oakland Grocery Cooperative, Oakland’s Black Cultural Zone, and Alena Museum. In addition, EB PREC staff have done paid consultations with groups throughout the continent, such as a real estate project in Montreal seeking to model itself off EB PREC, a consultation in Jackson Mississippi with New West Jackson Cooperative, and an upcoming consultant role with the Local Initiatives Support Corporation (LISC), a Community Development Financial Institution to organize a West Oakland equitable development advisory committee. EB PREC has also consulted with the City of Oakland as the City develops a program to support low income homeowners to obtain loans and navigate the permit and construction process in order to create more affordable housing stock in Oakland.

COALITION-BUILDING

EB PREC staff is active in many local and regional housing justice organizations and coalitions, including Right to the City, Homes for All CA, the People’s Land and Housing Alliance, and the Oakland Property Acquisition Collaborative. To date, much of this work has been unpaid, and although this requires the time and capacity of our staff and organizers, we continue to believe that it is an important use of these resources. In the future, we may receive compensation for some of this coalition-building work.

Staffing and Support

CURRENT STAFFING AND SUPPORT

As of August 2021 6 individuals worked full time on projects for the Cooperative, and an additional 8 worked part time on EB PREC initiatives. The Cooperative directly employs 5 full-time employees and 1 part-time employee, and regularly engages 1 part-time contractor. In addition, the Law Center employs 6 people who work part-time to support with EB PREC’s development and legal needs, in addition to Noni Session, who is employed full-time to support the work of EB PREC and related education and organizing, under a project fiscally sponsored by the Law Center, called Collective Action and Land Liberation Institute. The details of the Law Center’s commitments to EB PREC are provided in the attached Legal Services Agreement and Incubation and Technical Support Agreement.

HIRING PLANS

EB PREC is in the process of hiring three new staff members to carry out the work of the Transformative Climate Communities (TCC) “Better Neighborhoods, Same Neighbors” grant, and is considering hiring more staff and/or contractors in the second half of 2021, to expand our communications and organizing team, and support upcoming projects like Esther’s Orbit Room.

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What is Unique About EB PREC’s Corporate Structure?

EB PREC is a California Cooperative Corporation, which is described in the California Corporations Code sections 12200-12704.  According to section 12201 of the Code, “such corporations are democratically controlled and are not organized to make a profit for themselves, as such, or for their members, as such, but primarily for their members as patrons.” As such, Investor Owners should not view the purchase of Investor Owner Shares as an opportunity to profit in the way that investors in conventional stock corporations might. Rather, Investor Owners are providing low-cost capital to support the work EB PREC does for the community, staff, and residents.

Structure and Governance

EB PREC has a unique legal, governance, and financial structure that is best understood by reading our cartoon Bylaws, attached to this document. We have written these Bylaws with the goal that all Owners read, understand, and feel empowered by our structure.

Unlike a conventional housing cooperative, which is formed to provide housing to a defined group of residents, EB PREC could be described as a “movement cooperative,” because it is designed not only to provide housing and affordable real estate, but also to build a large membership base and serve members’ collective goal to transform our neighborhoods and our systems for land ownership.

To this end, EB PREC has 4 categories (or “classes”) of Owners (or “members”), each with different rights, qualifications,  responsibilities, and ways of participating in EB PREC:

1.	Community Owners
2.	Investor Owners
3.	Resident Owners
4.	Staff Owners

The securities being sold through this Offering enable people to become Investor Owners. To understand the role of Investor Owners in relation to other Owner categories, please read our Bylaws.

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HISTORY AND DEVELOPMENT OF THE COOPERATIVE

The East Bay Permanent Real Estate Cooperative was incorporated in 2017 after nearly one year of meetings and planning by the People of Color Sustainable Housing Network (“POCSHN") and the Sustainable Economies Law Center (the “Law Center”). This section provides a timeline of its development and evolution.

2016: Visioning and Planning

Growth of People of Color Sustainable Housing Network (POCSHN): POCSHN was founded in 2015 and, by early 2016, had grown into a network of more than 1,000 community members who joined a MeetUp group, attended events, and/or subscribed to the group’s newsletter. Among other things, this group sought to learn about models of collective land ownership that could combat displacement of people of color in the East Bay.

Development of the “permanent real estate cooperative” model by the Law Center: The Law Center, founded in 2009, had, by 2016, become frustrated with the practical and legal limitations of current models for development of affordable housing. Law Center staff drafted a concept piece proposing a new model called the “permanent real estate cooperative.”

Joint monthly planning meetings: After POCSHN attended one of the Law Center’s legal clinics, the two organizations began in April 2016 to meet monthly to plan the formation of a permanent real estate cooperative, gathering feedback from POCSHN members and refining the envisioned legal and financial structure.

2017: Incorporation and Development

Incorporation and Board: EB PREC was incorporated as a California Cooperative Corporation on February 27, 2017, simple Bylaws were adopted, and a 3-member Board of Directors (Marissa Ashkar, Lina Buffington, and David Jaber) was appointed to steward EB PREC’s development.

Community meetings and working groups: Twice per month from July to December, 2017, EB PREC hosted public meetings to gather feedback from community members on topics such as mission, vision, values, property selection, fundraising, and governance. Small working groups were formed and met separately on topics such as governance, finances, education, and partnerships.

Grants and support staff: Two grants secured by the Law Center (from Full Circle Fund and Christensen Fund) enabled EB PREC to pay stipends to two individuals, Marissa Ashkar and Lina Buffington, to carry out work that included event planning, communications, and administration.

2018: Staffing, Funding, and Launch

Staff Collective: From the working groups formed in 2017, a group of four core leaders emerged (Marissa Ashkar, Noni Session, Ojan Mobedshahi, and Shira Shaham), and in early 2018, the Board formally appointed all four to comprise EB PREC’s first staff collective, along with Gregory Jackson, a staff member of the Law Center.

Loan and donations: In a competitive process, EB PREC was chosen in early 2018 as a recipient of a $100,000 loan accompanied by technical assistance from the Force for Good Fund/LIFT Economy. EB PREC and the Law Center also obtained $11,000 in other donations to support EB PREC’s staffing and operations. The Law Center received a competitive $25,000 Cooperative Innovation Award from Capital Impact Partners for the incubation of the EB PREC. The Law Center paid the full award to EB PREC to support staffing and operations.

Structure: EB PREC staff worked closely with the Law Center and consultants from LIFT Economy to refine EB PREC’s legal, governance, operational, and financial structures, adopting comprehensive graphic governing documents, called our Bylaws, in December of 2018. A copy of our Bylaws, as amended, are attached to this Offering Circular as an Exhibit.

Launch and first 80 members: On December 5, 2018, EB PREC held a launch event and had our first 80 members pledge their commitments to EB PREC. By December 17, 2018, EB PREC accepted payment from both Investor Owners (those purchasing $1,000 Investor Owner Shares) and Community Owners (those making donations of $10 per week, month, or year).

Project planning: In late 2018, EB PREC began meeting and forming partnerships with two local land trusts to plan its first two real estate projects.

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2019: Projects and Funding

Real estate projects: Throughout 2019, EB PREC organized with community members to explore more than a dozen potential properties, one of which, Co-op 789, was acquired in partnership with NCLT in May 2019. Significant current and planned real estate projects are described later in this document.

Education, events, and relationships: Throughout 2019, EB PREC staff attended dozens of meetings per week, spoke at conferences, held workshops, discussions, and other events to build community and orient and engage Owners, and deepened relationships with many local residents and organizations.

Membership and financing: By the end of 2019, EB PREC’s membership had grown to 70 Community Owners and 153 Investor Owners, 4 of whom invested a cumulative additional $64,000 (in addition to their initial $1,000 Shares) through a California-only private offering in the fall of 2019. This private offering also included a $25,000 loan from another Owner. Some Investor Owners have set up payment plans to purchase their share in installments, and have not yet purchased their shares in full. In sum, EB PREC raised $200,300 in capital from Owners in 2019.

Grants and donations: EB PREC partnered with the Law Center to secure a handful of grants, including from Solidaire, Chan Zuckerberg Initiative, Chrysalis Fund, Roddenberry Foundation, and Threshold. EB PREC received a direct grant from the Center for Cultural Innovation.

Capacity building: In 2019, EB PREC brought in 3 new staff members and had its first summer intern, and onboarded two Directors appointed by the East Oakland Collective and Sogorea Te Land Trust to ensure Indigenous and Black representation and wisdom on the Board. EB PREC was invited to join various coalitions including Homes 4 All and the People’s Land and Housing Alliance, deepening our roots in the organizing community. EB PREC worked with LIFT Economy and Fortify Community Health to end the year with a strategic planning retreat.

2020: New Projects, Growth, and Collaborations

Completion of first independent property acquisition: In May of 2020, EB PREC received a donation of a 4-bedroom home in Berkeley, which we refer to as the Prince Street Project, described further below.

New real estate projects: Having partnered with other local organizations, EB PREC initiated several new real estate projects, described below in the Description of Properties and Real Estate in Development. One project, not described below, was a majority Black cooperative triplex in Oakland known as “Chateau L’Orange,” for which EB PREC was approved to receive an affordable housing subsidy from the City of Oakland, through Measure KK. While the seller ultimately withdrew from the deal and the project fell through, the process laid significant groundwork for further collaboration with the City of Oakland, as described below.

In January of 2020 EB PREC staff officially took on Esther’s Orbit Room as a “Project”, meaning our staff dedicated substantial time into developing an acquisition and development plan. Despite the COVID-19 pandemic, by December 2020 we had managed two site visits with an architect and City of Oakland allies, were in underwriting for two loans, and in negotiations with the seller.

Work with the City of Oakland on three initiatives:

●	Transformative Climate Communities (TCC): EB PREC partnered with the City and various other community groups, including the Black Cultural Zone, Planting Justice, Scraper Bikes, and more, to apply for a $28 million dollar joint grant to support various programs in East Oakland. The grant was awarded to the City of Oakland and includes up to $786,000 over 4 years for EB PREC to do displacement avoidance organizing in East Oakland.
●	ADU Kitchen Table: EB PREC was invited by the City of Oakland to sit on a “Kitchen Table” committee that helped review applicants and selected a contractor who to represent the needs of the community in an City of Oakland RFP process to develop an affordable housing ADU program.
●	Measure KK: EB PREC is making strides toward receiving public funding for our projects. The Cooperative applied for funds under Measure KK, Oakland’s affordable housing bond, in January of 2020. There were challenges since the City is used to working with nonprofits, not cooperatives, but through a series of collaborative conversations with city staff to educate them on EB PREC’s model, the City ensured that EB PREC was and is able to apply for such funding, and has hired the Urban Homesteading Assistance Board to consult with them so that they can better learn to serve housing cooperatives.

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Community engagement and education:

●	Online community engagement: When government-mandated Shelter-in-Place began in the Bay Area in response to the COVID-19 pandemic, EB PREC moved its community engagement online. We convened a series of online scenario planning calls with the community to help craft EB PREC’s response to COVID-19, rising unemployment, and a potential recession. These calls opened up direct and regular dialogue with our Owners to help adjust our strategy to meet the needs on the ground, and help build out the vision, strategy, and tactics for our community-led property acquisitions.
●	Building cultural centers: EB PREC continued working with cultural anchors in East and West Oakland, Black Cultural Zone and Alena Museum, respectively. In partnership with these arts anchors, and funding from the Center for Cultural Innovation, EB PREC developed a fellowship program to support each of these organizations both internally with their governance structures and operations, and externally on the pathway to property acquisition with financial modeling and feasibility, site analysis, financing, and more.
●	Resident education: In collaboration with Northern California Land Trust (NCLT), EB PREC led resident education workshops for Co-op 789, a project we are developing with NCLT. Workshops have covered a range of topics, including Intro to Co-ops, Bookkeeping and Accounting for Co-ops, Resident Selection, Community Agreements, and more. This educational series is laying the groundwork for training to be offered to future Resident Owners.

This Direct Public Offering: On September 29, 2020, the SEC formally qualified this Offering of Investor Owner Shares by EB PREC directly to investors across the United States, pursuant to the terms of Reg A+ Tier 2. In order to maximize our capacity to benefit from this opportunity, EB PREC hired an Investment and Fundraising Director, Annie McShiras, and began planning for a public campaign to bring in funds through this Offering.

2021: Esther’s Orbit Room, Capital Campaign, and Organizational Growth

Esther’s Orbit Room: In April of 2021 EB PREC entered into an option agreement giving EB PREC the right to acquire Esther’s Orbit Room and adjacent properties (1720-1724 7th st, and 1715 Goss st, in West Oakland), collectively Esther’s Orbit Room Cultural Revival Project., a 9,000+sq ft mixed-use historic venue, bar, cafe, gallery, and residential units in West Oakland. The option agreement (shown in Exhibit 6.k) provided EB PREC 3 months to acquire the property at the purchase price of $1,500,000, with the right to extend the option for an additional 3 months. EB PREC has exercised the right to extend the option and now has until the end of September 2021 to exercise the option and purchase the property.

The underwriting that we began in the Fall of 2020 led to a $1,400,000 Program Related Investment (PRI) approved in January 2021 by the San Francisco Foundation to help fund project construction costs, in addition to securing a $1,700,000 acquisition loan from the Restorative Economies Fund, via Impact Assets. EB PREC has conducted extensive due diligence on the project since April 2021, including Building Inspections, Phase I and Phase II Environmental Inspections, Seismic Risk Analyses, a Feasibility Study, and more. Our acquisition lender has reviewed and approved of the due diligence we have provided, and is preparing to close escrow on August 31st 2021, at which point EB PREC will wholly own the property. The property needs substantial rehabilitation, but includes a vacant parcel of approximately 2,000 sqft, on which EB PREC will be able to gather with our members and other community members and vision the future of the space together on site. This will be EB PREC’s largest project to date. More information on the project can be found at ebprec.org/esthers.

Capital Campaign: EB PREC staff have worked diligently to plan and launch a capital campaign in connection with this Offering, and raise money for upcoming projects including the acquisition of Esther’s Orbit Room. As of 7/30/2021 EB PREC has raised $242,625 in grants and donations for Esther's Orbit Room, and has cumulatively raised over $750,000 from Investor Owners since the Cooperative’s founding. EB PREC also received a $100,000 recoverable grant from LISC, which we are treating as a loan, because it needs to be paid back if the property is successfully acquired, and we do plan to acquire the property. We invested significant staff time from our Communications team to spread the word about our capital campaign. From May 2021-July 2021, we conducted an 8-week marketing campaign to increase visibility for Esther’s Orbit Room and this Offering. Our marketing efforts for the campaign have since slowed down, but we continue to accept investments, and will likely launch Phase 2 of the campaign after we complete the acquisition of Esther’s Orbit Room.

Resident Owners: EB PREC welcomed its first official Resident Owners into the Cooperative on January 1st, 2021. After doing minor rehabilitation of the Prince Street Project, EB PREC conducted interviews and selected a group of resident owners to move into Prince St. In November and December EB PREC and staff from the Law Center engaged with residents to craft our first Resident Owner Share Agreements (parallel document to a Lease Agreement for our Resident Owners). These provide the basis for cooperation and how residents can meet the needs of the property and one another. Our hope is that by the end of 2021 we will enter “Phase 2” of resident ownership, where we can cooperatively revise the Share Agreements to provide for surplus refunds to resident owners, and increased property management responsibilities. Cooperation and participatory management of properties takes time, and we’re doing our best to move at the pace of community, as we pilot the radical vision of the Cooperative.

Hiring for the TCC “Better Neighborhoods, Same Neighbors” grant: EB PREC has been in a hiring process for most of 2021. We have three positions to fill for this project. As of July 2021we have made offers to two candidates who both accepted, and will be starting in August. This has put us slightly behind schedule, but other project partners have experienced similar challenges with hiring, and we believe we can catch up with the schedule and grant deliverables. We are still in the process of hiring one more community organizer to fill the team.

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Juneteenth Celebration/Open Member Meeting: In June 2021 EB PREC held its first in-person event in over a year! This outdoor celebration at Liberation Park (managed by the Black Cultural Zone) was a fun and engaging way to reconnect with members, meet new community, review our history and envision our future together. It was a celebratory land liberation event with delicious food and dancing along with the chance to update our members on the Cooperative’s progress.

More funding for Co-op 789: While Co-op 789 received a $600,000 subsidy from the City of Oakland in 2019, in 2020 the city doubled the funding for which Co-op 789 was eligible under the same program. Thus, in January 2021 NCLT and EB PREC applied again for another $600,000 in funding for the project. This funding was awarded to the project, and NCLT and EB PREC are working with the city and their consultants from UHAB to refine the loan documents so that EB PREC can purchase the property from NCLT in the coming years, while maintaining the subsidies.

Subsidized investor ownership: EB PREC has begun to deploy funds received from two grants from the Center for Cultural Innovation to subsidize investor ownership for BIPOC community members from East and West Oakland. The Shares we are offering are no different from any other Shares, but this grant subsidizes between 50% and 100% of the share price. Prospective Investor Owners must apply for these subsidies, and those who receive Shares supported by subsidies will have all the same rights as other Investor Owners. The $65,000 available for subsidies will be allocated on an ongoing basis until exhausted, or if more funds are acquired for this purpose. Right now community members can apply in person at certain events, or online.

Board Updates: In the spring of 2021 EB PREC held elections and received appointments for certain board seats. Shira Shaham was re-elected by EB PREC’s staff owners as Staff Director and Board secretary, and Ellen Sebastian-Chang was elected by EB PREC’s resident owners as our first Resident Director. Both Pat St. Onge and Candice Elder were reappointed as Directors by the Sogorea Te Land Trust and the East Oakland Collective, respectively. The remaining vacant board seat, the Community Director, is scheduled to be filled next year, and will be chosen by EB PREC’s Community Owners. Biographies of all current Directors are below.

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DESCRIPTION OF PROPERTIES AND REAL ESTATE PROJECTS IN DEVELOPMENT

Property Owned by EB PREC: Prince Street Project

In May of 2020, EB PREC received a donation of a 4-bedroom single family home and dance studio in Berkeley, CA, with an appraised value of $1,175,000. The donor, who is in her 80s, has retained a life lease on one of the home’s bedrooms, allowing EB PREC to lease out the other three bedrooms and make the dance studio available. In 2020 EB PREC performed safety upgrades and remodeled the kitchen, and our first group of official resident owners moved in January 1st, 2021.

In Development: Co-op 789

EB PREC organized with tenants and partnered with Northern California Land Trust (NCLT) to have NCLT purchase and co-steward with EB PREC a fully occupied 3,880 sq ft 4-unit residential building in North Oakland, for $1.3 million. The financing includes a $600,000 loan from the City of Oakland for affordable housing from Measure KK. EB PREC, NCLT, and the property residents came together with the shared goal of transferring the property to EB PREC ownership within three years. EB PREC has raised $200,000 to fund necessary rehabilitation, and plans to lend these funds to NCLT, while providing construction management and engaging residents in a co-op training program, eventually purchasing the property from NCLT. Because of COVID-19 and challenges getting the property to positive cash flow, NCLT was unable to get city approval to borrow the funds raised from EB PREC to do the rehab. Instead, EB PREC and NCLT applied and were awarded another round of Measure KK funding, for which the maximum limit had been increased. The loan documents are still in process, but we should soon receive the funding, and determine whether or not NCLT still needs the loan in order to do the rehab, or if EB PREC should repurpose the funds for other projects. The city of Oakland has hired UHAB, a cooperative consulting company from New York, to help them update their loan documents to better work with cooperatives, to eventually facilitate the transfer of the property from NCLT to EB PREC.

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In Development: West Oakland 7th Street Cooperative Cultural Corridor / Uwazi Commons

Through a series of community meetings dubbed “Black Economics Salons,” EB PREC and community members developed the concept of the 7th St. Cooperative Cultural Corridor, aka Uwazi Commons, to ground our work along the historic West Oakland 7th Street. The vision is for Uwazi Commons to be an intergenerational space weaving in Afro diasporic food, retail, arts, and learning. Its mission is to keep Oakland artists & artist-preneurs in Oakland while building quality of life and community strength through shared space, culture, innovation, and economic solidarity.

In Development: Esther’s Orbit Room Cultural Revival Project

As our first step in actualizing the 7th Street Cooperative Cultural Corridor, EB PREC is planning to purchase Esther’s Orbit Room, which was one of the great blues and jazz clubs in West Oakland, and neighboring properties (1720-1724 7th st, and 1715 Goss st). Abandoned for almost a decade, this culturally historic property with a music venue, bar, and restaurant, the historic Singer's Arcade and Coffee Shop, three residential units on the second floor, with a total of 7 bedrooms, and an adjacent lot for parking and deliveries, is now ripe for revitalization. By purchasing this property, redesigning and rehabbing the spaces in collaboration with local partners, working with local organizations to incubate artistic enterprises to fill the space, organizing a historic 7th Street Merchants Association, and cooperatively housing and creating permanent affordable ownership for 7-10 local artists, EB PREC will ground a landscape-shifting and sustaining Black arts community business into the rapidly changing landscape of West and Downtown Oakland. Through community-driven development, Esther's Orbit Room will become a cultural and economic resource for Oakland and the Black arts community for generations to come.

EB PREC has secured a $1.7MM loan from the Restorative Economies Fund to acquire the property. EB PREC has also secured a $1.4MM loan from the San Francisco Foundation to fund some of the construction, and is raising the remainder of the construction costs through grants and selling Shares. Please see above for our Capital Campaign progress to-date.

In Development: The DEEP Grocery Cooperative

The DEEP Grocery Cooperative (the “DEEP”) is an emerging cooperative of BIPOC East Oakland residents who are developing a buying club and cooperatively-owned grocery store in the “Deep East” of Oakland, in order to serve the community and build an oasis in what is currently a food desert. The founding cohort of worker owners at the DEEP have prioritized property acquisition as a core component of their work to ensure stability and security for their cooperative and the community. EB PREC is supporting the DEEP as an emerging enterprise with technical assistance in financial planning, business planning, and a property search as the cohort develops their vision for the permanent location. The DEEP is currently online and doing pop-up locations. They are planning to set up a temporary physical store in 2022, with a property acquisition for a permanent “brick and mortar” store in the next few years.

Other Partners and Owner Groups:

EB PREC is always engaging with groups of owners and community partners to investigate “leads” to find projects that EB PREC might be able to support that align with our mission and benefit our community. Many of these projects come and go quickly because they sell quickly, or are not a good fit for EB PREC for various reasons. We do not yet have the capacity to dedicate resources to all the projects that arise, even those that are mission-aligned.

EB PREC also works with mission aligned organizations like The Village, with whom we have been exploring opportunities on and off for months, and the Black Cultural Zone, which is attempting to acquire Liberation Park through the surplus lands act, and EB PREC has signed on as a partner to support with cooperative development at the site.

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USE OF FUNDS TO BE RAISED

Intended use of funds: Funds raised through this Offering are intended to be used, regardless of the amount raised, to purchase, develop, build, rehabilitate, manage, and permanently preserve the affordability of real estate. Although we do not plan to use funds raised through this Offering on our secondary activities (as described above) we do not maintain separate bank accounts for these proceeds.

The specific projects to which these funds will be applied will depend on many factors, including the timing of each project’s development and fluctuations in the real estate market. Some of the possible real estate projects are described in the section called Description of Properties and Real Estate Projects In Development, and some of the acquisitions will emerge throughout the course of the coming months and years. The Cooperative will determine what property to purchase on a case-by-case basis. Properties may include:

●	Single-family homes
●	Accessory dwelling units (ADUs)
●	Multi-unit residential
●	Community, cultural, and commercial spaces
●	Vacant land

Combination with other financing: The funds will likely be combined with other forms of property acquisition financing, such as loans from foundations, credit unions, community banks, and community development financial institutions; as well as public funding such as municipal bonds or state/federal grants and loans For example, funds raised through this Offering may be used to make a down payment for a property, while the rest of the purchase price may be financed by a credit union loan.

Right to change the use of funds: While the intention is to spend proceeds of this Offering on real estate, as described above, the Cooperative reserves the right to change the use of proceeds as needed in response to unforeseen circumstances, which may include using some of the proceeds to fund operations or to compensate staff, directors, and officers for their labor.

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SECURITIES BEING OFFERED

The Cooperative is offering Investor Owner Shares at $1,000 per share. This section describes additional details about what it means to buy Investor Owners Shares.

Dividends

The Cooperative aims to return dividends at a target rate of 1.5% per year, which will likely be accumulated and compounded annually, then paid out every three to five years. Dividends on these Shares are capped at 5% a year. When dividends are declared or distributed, the Cooperative will issue to Investors an IRS Form 1099-DIV, reflecting all dividends earned, provided that the Investor earns $10 or more in annual dividends. EB PREC will also report the dividends to the IRS.

At the time of purchase, Investor Owners will have the option to waive their right to receive dividends, in the interest of further reducing the cost of real estate for our communities.

Since founding, the Cooperative has not yet declared or paid any dividends.

Voting

Being an Investor Owner, regardless of the number of Shares owned, entitles the Investor Owner to only one vote on any matter Investor Owners are eligible to vote on, as laid out in the Bylaws. Investor Owners have the right to participate in member meetings, and in electing the board President and Treasurer, but do not have a say in the election or appointment of the majority of the Directors. Board members serve two-year terms, and terms are staggered, with elections and appointments for certain seats happening each year, as laid out in the Bylaws.

Shares may not be transferred

Investor Owners may not transfer their Shares to others. Shares may only be redeemed with the Cooperative.

Redemption of Investor Owner Share.

Investor Owners must hold their Shares for 5 years before they become eligible for redemption.

Upon redemption, the Cooperative aims to return the full share purchase price ($1,000 per share), plus any dividends that have accrued but have not yet been distributed to the Investor Owners. However, while the intention is to pay all Investor Owners the full share price along with accrued dividends, the Board may decide that the redemption value of Shares to all Investor Owners will be reduced, depending on the financial health of the Cooperative. Investor Owner Shares are a form of equity in the Cooperative; therefore, equity shares are at risk of being lost.

The Cooperative may pay the full amount due immediately, or pay only part of it, converting any unpaid amount to a promissory note payable to the former Owner in installments. After one year, any unpaid amounts shall begin to accrue and annually compound interest at a rate of 1.5% per year. The Cooperative will make reasonable efforts to pay all of these notes within 1 year, but may extend note terms up to 5 years in the event that payment of the note would leave the Cooperative unable to meet its other financial obligations. The term of the promissory note may not exceed 5 years without consent from the Owner. A promissory note to a former Investor Owner shall also provide that if all current Investor Owners receive a reduction in redemption value of their Investor Owner Shares, the Board may choose to apply a proportionate reduction to all outstanding promissory notes of former Investor Owners.

As the Cooperative was only incorporated in 2017, no Investor Owners Shares have yet become eligible for redemption. The Cooperative may choose to adopt additional procedures and processes around the redemption of Shares for administrative purposes and efficiencies.

Investor Owner Rights if the Cooperative Liquidates

In the event that the Cooperative liquidates, Investor Owner Shares will be redeemed only after the Cooperative first pays off its debts and liabilities and its Resident Owner account balances, and redeems its Resident Owner Shares. Remaining funds, if any, will be used to redeem Investor Owner Shares. If funds are not available for full redemption of all Investor Owner Shares, then payments shall be reduced proportionally for each Investor Owner Share. If there are any other account balances held by Investor Owners (which are not debts, liabilities, or Shares) any remaining funds will be used to redeem those account balances, along with Community Owner account balances, with any lack of funds leading to a proportional reduction in payment for each Owner.

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To better understand how EB PREC’s finances work, and particularly to understand the rights of different categories of Owners, please read our attached Bylaws.

Amending Investor Owner Rights

Generally, rights of Investor Owners, as outlined in the Bylaws, may be changed by a 2/3 vote of all EB PREC Owners (not only Investor Owners). Every Owner gets only one vote. Certain items require an even higher voting or approval threshold, as outlined in Bylaws page 37.

Other Information about the Securities Being Offered

Purchasing one share using a payment plan: Investors who cannot make a one-time payment of $1,000 may set up regular payments. In this case, they may buy a Share with a minimum first payment of $100 and a good faith commitment to pay the remaining $900 within 5 years, with payments made at least annually.

Subsidized Investor Ownership: EB PREC has begun to deploy funds received from two grants from the Center for Cultural Innovation to subsidize investor ownership for BIPOC community members from East and West Oakland. The Shares we are offering are no different from any other Shares, but this grant subsidizes between 50% and 100% of the share price. Prospective Investor Owners must apply for these subsidies, and those who receive these Shares supported by subsidies will have all the same rights as other Investor Owners. The funds available for subsidies will be allocated on an ongoing basis until exhausted, or if more funds are acquired for this purpose. Right now community members can apply in person at certain events, or online.

Access to information: Investor Owners have access to Board meeting agendas and minutes, certain Cooperative Policies, and Financial Statements, as laid out in slide 28 of the Bylaws.

Other financial provisions:

Investors have no preemptive or conversion rights, and there is no sinking fund provision.

Investors have no liability to further calls or assessments by the Cooperative (i.e. the issuer of the Investor Owner Shares) .

There is no provision discriminating against existing or prospective holders of securities as a result of shareholders owning a substantial amount of securities.

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PLAN OF DISTRIBUTION:

Our Plan and Procedures for Selling the Shares

Eligibility to Participate

Generally, any person, organization, or business may become an Investor Owner. Individual Investors must be 18 years of age or older to invest.

All Investors must align and agree with EB PREC’s Mission and Points of Unity, as laid out in the Cooperative’s Bylaws which are attached in the exhibits to this Offering Circular.

In case of confusion as to whether you can invest, please contact the Cooperative at info@ebprec.org.

Where Shares Will Be Offered

This Offering is not available in all states, provinces, or countries. EB PREC may limit this Offering or offering amounts in certain states where restrictions may apply to the offering of securities in each such state, or where EB PREC has limited the Offering in any particular state for any other reason.

An updated list of all states in which shares are offered will be maintained on EB PREC’s website: https://ebprec.org/investor-owner. As of the date of this Offering, EB PREC currently offers Investor Owner shares in 13 states as well as Washington, D.C. We continue to expand the states where we offer our Shares through this Offering on an ongoing basis, taking care to comply with the legal requirements before doing so in each state.

How to Participate

Go to ebprec.org and click on the “Invest Now” or “Invest” button, and follow the procedures as described.

Upon a prospective Investor’s completion of an Investor Owner Agreement, the Cooperative will send a copy of the Agreement to the Investor by email. A copy of this Agreement is attached. Then, the Cooperative will invoice the prospective Investor for the Share(s) to be purchased. Upon acceptance of payment for the Share(s), the prospective Investor becomes an Investor Owner, and the Cooperative will send a confirmation email. After this point, the Investor Owner may not revoke or change the investment or request the return of investment funds, except as a redemption, as detailed in the Cooperative’s Bylaws and described in this Offering Circular.

No Revocation By Investor

Once a person has executed an Investor Owner Agreement and submitted funds for the purchase of the Shares, such investment may not be revoked without the consent of the Cooperative.

The Investor, not the Cooperative, bears the risk of delivery for the Investor Owner Agreement, payment, and all other documents that the Investor must deliver to participate in the investment program. The Cooperative prefers that all documents be executed electronically, and all payments be made by Automated Clearing House (“ACH”) or by Check.

Discretion to Accept, Reject, or Modify Investments

A few important things for prospective Investors to know:

∙	This Offering is made subject to withdrawal, cancellation, or modification by the Cooperative without notice.
∙	The Cooperative reserves the right to reject an investment for any reason.
∙	The Cooperative need not accept investments in the order received.
∙	The Cooperative reserves the right to allot to any prospective Investor less than the amount of the Securities such Investor desires to purchase.
∙	The Cooperative reserves the right to accept an investment even if the investment is defective in some way. The Cooperative will either work with Investors to cure any defects, or will return all monies from rejected investments immediately to those Investors, generally without interest and without deduction.

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Advertising, Sales, and other Promotional Materials

The Cooperative is Offering these Shares directly to the public at the following website: https://ebprec.org/investor-owner

The Cooperative will be offering the Shares to the public directly, not using any underwriters, brokers/dealers, or other intermediaries who might receive commissions for sharing information about the Offering.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, the Cooperative expects to use additional advertising, sales, and other promotional materials in connection with this Offering. These materials may include public advertisements and audio-visual materials, in each case only as authorized by the Cooperative. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Securities, these materials will not give a complete understanding of this Offering, the Cooperative, or the investment opportunity and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular, and prospective Investor Owners must read and rely on the information provided in this Offering Circular in connection with their decision to invest.

The Cooperative may work with partner websites to share information about the Offering. No partners will be acting as underwriters or registered broker/dealers.

Limitations on Amounts Investors Can Invest

If one is not an “accredited investor,” as further defined below, the amount one can invest is limited by law.

In order to purchase Shares, and prior to the acceptance of any funds from an Investor, each Investor will be required, in the Owner Agreement, to certify and represent to the Cooperative’s satisfaction that s/he is either 1) an accredited investor or 2) is in compliance with investment limitations applicable to non-accredited investors in this Offering.

The next two sections summarize rules for accredited and non-accredited investors.

Accredited Investors

The term “accredited investor” is defined by the SEC in regulation 17 CFR §230.501. Some of the more common examples of accredited investors from that definition include:

∙	A natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;
∙	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;
∙	A business in which all the equity owners are accredited investors;
∙	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;
∙	A bank, insurance company, registered investment company, business development company, or small business investment company;
∙	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the Securities offered, with total assets exceeding $5 million; and
∙	A director, executive officer, or general partner of the company selling the Securities, or any director, executive officer, or general partner of a general partner of that issuer.

If an Investor falls within any of those categories of accredited investor, or another as defined by the SEC, then that Investor may invest as much as they want, subject to other terms of this Offering.

Limitations On Amount A Non-Accredited Investor Can Invest

There’s a limit to how much an Investor can invest if they do not meet the definition of “accredited investor” summarized above. In this case, the most the Investor may invest in this Offering is no more than 10% of the greater of such Investor's:

(1) Annual income or net worth if a natural person (Please see Federal rule 17 CFR § 230.501 for the rules on how to calculate your net worth and annual income for this purpose), or

(2) Revenue or net assets for such Investor's most recently completed fiscal year end if a non-natural person.

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NOTE: For the purposes of calculating net worth, calculate the difference between your total assets and your total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts (such as a 401(k) plan), net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

The Duration and Success [or Not] of This Offering

This is a continuous offering, initially qualified by the SEC on September 29, 2020 and expected to continue for three years, unless we terminate the Offering sooner.

The Offering may be terminated at the Cooperative’s election at any time.

The term of an Investor Owner’s investment will start on the date that their investment is accepted by the Cooperative, typically after an eligible prospective Investor Owner completes and submits an Agreement and either fully funds their investment or commits to a payment plan. The Cooperative must also review the Agreement for eligibility and compliance with the terms of this Offering. The Cooperative may reject a proposed investment for any reason.

The Shares are being offered by the Cooperative on a “best efforts” basis. Best efforts means the staff owners of the Cooperative will use its commercially reasonable best efforts in an attempt to sell the Shares. There is no minimum raise required, and therefore there is no plan to return investments to investors if a certain threshold amount is not raised.

No staff person or contractor will receive any commission or any other remuneration for these sales

At the same time the Cooperative is raising funds from this Offering, it may be seeking other additional sources of funding, including loans and grants.

Since launch, we have raised over $500,000 through the sale of Investor Owner Shares through this Offering.

This Offering Circular is the Only Document Authorized by the Cooperative for Prospective Investors

When assessing whether or not to invest, prospective Investors should rely on the information in this Offering Circular, and not rely on information provided by other people or in other documents, including documents written and published by the Cooperative. The information in this Offering Circular supersedes and replaces in its entirety any information previously distributed to, provided to, or viewed by any Investor.

No Legal, Accounting, Tax, or Investment Advice

This Offering Circular is intended to provide prospective Investor Owners with information necessary for an informed investment decision. However, nothing in this Offering Circular is intended as legal, accounting, tax, or investment advice. Prospective Investor Owners should not see the contents of this Offering Circular (or any other communication from the Cooperative, its affiliates and their employees, or any professional associated with this Offering) as legal, accounting, tax, or investment advice. An Investor Owner must rely on his or her own examination of the Cooperative and the terms of this Offering, including the merits and risks involved. Each Investor Owner should consult his or her own personal counsel, accountant, and other advisors as to the legal, accounting, tax, economic, and related matters concerning the investment described herein and its suitability for him or her. An Investor must be willing, and have the financial capacity to purchase, a high-risk investment which cannot easily be liquidated.

No counsel to the Cooperative has verified or investigated any of the statements or representations made in this Offering Circular or any of its Exhibits. Investors seeking legal advice should retain their own counsel and conduct any due diligence they deem appropriate to verify the accuracy of the representations and information set forth in this Offering Circular.

EB PREC’s Ongoing Reporting Requirements

As a condition of conducting this Offering under the terms of SEC Regulation A, Tier 2, the Cooperative is required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. The Cooperative will be required to file:

∙	an annual report with the SEC on Form 1-K;
∙	a semiannual report with the SEC on Form 1-SA;
∙	current reports with the SEC on Form 1-U;
∙	and a notice under cover of Form 1-Z.

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The necessity to file current reports may be triggered by certain corporate events. We may also amend this Offering Circular and the offering statement of which it is a part from time to time upon the occurrence of certain events.

Parts I & II of Form 1-Z will be filed by the Cooperative if and when it decides to and is no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Record-Keeping and Distributions

EB PREC will directly handle all recordkeeping and dividend distributions, but may, in the future, hire a licensed transfer agent or other third party administrator to help provide such services.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

You should read this section in conjunction with EB PREC financial statements. See EB PREC Audit Reports for 2019 and 2020 at the end of this document.

The discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. EB PREC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this Offering Circular.

Grant Funding EB PREC Operations

Grants have been EB PREC’s primary source of funding for its operations, to date. In deep partnership with the Cooperative’s incubating organization, the Sustainable Economies Law Center (the “Law Center”), as of 4/29/2021 EB PREC has raised over $1,500,000 (cumulative) in received and pledged grant funding.

Not all of this funding appears on EB PREC’s books for various reasons. Many grants are held and administered by the Law Center for the purpose of incubating EB PREC. The Law Center and EB PREC periodically enter into contracts in which the Law Center agrees to pay EB PREC to carry out work that advances the missions of both organizations.  See the Exhibits 6.d through 6.i for multiple contracts between the Law Center and EB PREC.

As of April 15, 2021, the Law Center is holding or expecting to soon receive $1,043,810 for EB PREC incubation, which is to be distributed to EB PREC on request by EB PREC. These funds support the Cooperative to focus on community building, organizing, legal and organizational infrastructure, education, and our first few real estate projects.

The $100,000 grant EB PREC received from the Center for Cultural Innovation in 2019 (and listed as a “refundable grant advance”) was shown as income in 2020. The Center for Cultural Innovation granted EB PREC another $100,000 in 2020, which is again listed as a “refundable grant advance” and will not appear on the income statement until the deliverables are completed in 2021, per accounting standards.

4-Year TCC Grant For Anti-Displacement Work

In addition to general operating grant support, EB PREC was awarded, in partnership with the City of Oakland and many other co-applicants, the Thriving Climate Communities (TCC) Grant from the Strategic Growth Council, for a total of over $28 million dollars, for work to take place between 2021 and 2024 under TCC. EB PREC will receive up to $786,000 total between 2021 and 2024 to carry out anti-displacement organizing and education throughout deep East Oakland, in partnership with the City of Oakland and the Black Cultural Zone. We believe this four-year program will ensure EB PREC’s longevity and capacity to organize residents and businesses in East Oakland for cooperative land liberation.

Property Donation

In May of 2020 EB PREC received the donation of 2447 Prince St, a single family home in Berkeley. Originally assessed at $1,350,000, this property accounts for the “Additional Paid In Capital” on our balance sheet. After a request by EB PREC, to reduce the property tax burden, the assessment has been reduced to $1,175,000, which will be reflected on our future balance sheets. The reduction in the appraised value will reduce the monthly costs associated with the property, to the benefit of the Cooperative and the residents. This property has no associated debt, and short to medium-term repairs and maintenance have and will be funded through Cooperative equity (we invested $24,203 into the property in 2020). Therefore, there are no immediate loan-to-value considerations.

Owners’ Equity

Since founding, EB PREC has raised over $750,000 in Investor Owner Equity.

EB PREC officially launched our public campaign for Investor Owners membership at the end of 2018, with our first Investor Owners joining in 2018. Four Investor Owners in close relationship with the Cooperative purchased additional Shares through a private offering in the Fall of 2019. By the end of 2019 EB PREC had raised over $200,000 from Investor Owners in California only. Through September 2020, most Investor Owners were only able to purchase only one Share each, because we relied on an exemption in the California state securities laws that allows for the purchase of Cooperative membership shares for only up to $1,000 per person. With the launch of this Offering, prospective investors across the U.S. may now buy more than one Share at a price of $1,000 per share. As of April 20th, 2021, 22 individuals or organizations have purchased more than one Share, with the average of these 22 investors investing $12,000. The largest single equity investment to date is $125,000, while the average investment per investor overall is $1,862.

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In 2020 we raised $68,684 from Investor Owner Shares compared to $189,100 raised through the sale of Investor Owner Shares by EB PREC in 2019. There are many reasons for the decrease in the quantity of shares sold, including first and foremost the COVID-19 pandemic. The pandemic and associated government shutdowns and restrictions halted much of the economy in its tracks, and while the stock market has boomed, most people (and we accept investments from everyday people, not just accredited investors) experienced reduced liquidity through lost income and increased costs like childcare. Many of our funders, partners, community members, and EB PREC itself, pivoted in 2020 to fund mutual aid for the community’s immediate needs. In addition to the economic climate, the social climate during COVID-19 disrupted our burgeoning organizing processes. We focused the summer of 2020 on a community “Scenario Planning” series, as well as working on our Regulation A+ Qualification.

Despite our decrease in Share sales in 2020, in 2021 EB PREC launched its second official capital campaign, and has achieved 180% increases in our fund size through the sale of Shares as of the date of this offering circular. At the end of 2020 the total funds raised from Investor Owner Shares since the founding of the cooperative totaled $268,984. As of the date of this offering circular, that number exceeds $750,000.

Dividends

In June 2020 the Board stated an intention to delay declaring dividends to Investor Owners. For 2018 and 2019, the total dividends the Board considered declaring was calculated to be $504.83 total, to be divided among all Investor Owners of record. No dividends have yet been officially declared, and the Board has not yet made a decision about dividends in 2021.

PPP Loan

In April 2020, EB PREC applied for and received a PPP loan for $14,027. In April 2021, EB PREC received forgiveness for the entire PPP loan.

Staffing

EB PREC’s staff collective formed in the summer of 2018 with a shoestring budget of $36,000. Most of the staff had been organizing on a volunteer basis before then. The success of our launch at the end of 2018, and the collaborative leadership of the Law Center, allowed us to fundraise and expand our staffing. We now have four full-time and one part-time staff whose wages are paid by EB PREC. In addition, the Law Center employs our Executive Director, Noni Session, to do the educational, organizing, and development work necessary to establish and grow EB PREC. Her salary therefore does not appear on the Cooperative’s financial statements.

EB PREC expects to hire three additional positions to complete the team working on the TCC grant, by the end of 2021, with two of them expected to begin in August 2021. In July 2021 EB PREC lost two team members, a community organizer and our marketing consultant, and is currently evaluating if and how to hire to fill those roles.

Liquidity

In 2018 and 2019, the Cooperative’s assets were highly liquid, in the form of cash. This cash was made up of a combination of grant funding, loans, and investor equity. The Cooperative intends to use Offering proceeds for property acquisitions and rehabilitation. Thus, while EB PREC has had high liquidity, we anticipate lower liquidity levels as we start to purchase more real estate. EB PREC hopes to fund operations and our secondary activities from grants, donations, and eventually earned income and revenues from our properties.

As of Q1 2021, the Cooperative, in partnership with the Law Center, has been able to raise enough received and pledged grant funding to support our projected operations through the second quarter of 2022. Most of these funds are held by the Law Center and will be paid to EB PREC upon request.

In a few years, EB PREC expects its core operations to be financially self-sustaining from revenue generated from properties, community owner dues, contracts, consulting, events, and programs. Until then, we are continuing to raise grants and donations to cover operational expenses. In the long run we expect grants and donations to continue to expand our capacity to organize, educate, and build a housing justice movement in the East Bay and beyond.

In May of 2020, EB PREC received a donation of a 4-bedroom home (2447 Prince Street) assessed at $1,175,000 (note: this property was previously assessed at $1.35MM, but EB PREC successfully challenged the assessment and got it lowered, in order to reduce property tax costs associated with the property). This is a highly illiquid asset, and EB PREC has no intention of ever selling the property. In a potential low liquidity situation in future years, this asset could be leveraged (borrowed against) to create liquidity for the Cooperative. This is not a desirable outcome, but a possibility if needed.

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Looking Forward

With a global pandemic and racial uprisings, 2020 was an unprecedented year for the world in so many ways. As we begin to see our way out of shelter in place in 2021 it is challenging to predict what is going to happen next. The following discussion includes both facts and conjecture, in addition to forward looking projections. The COVID-19 pandemic has led to record unemployment, new temporary renter protections like eviction moratoriums, new government spending programs which have bolstered the stock and real estate markets, and shifts in company norms regarding working from home, just to name a few of the ways that COVID-19 has impacted the economy. The various vaccines are generally available to all Americans, but many remain hesitant, and new variants are spreading rapidly. The long-term impacts of the pandemic will impact our world, our work and the East Bay’s real estate market in various ways for years to come.

The California Association of Realtors’ (CAR) most recent report3 shows a seller’s market in the Bay Area, with home sales in February 2021 up 16% from the previous year. The slowdown in sales that happened in the first months of the pandemic has not persisted, and while San Francisco rents and home prices fell during the pandemic, Oakland was less affected, and most of the East Bay has seen prices continue to rise as folks move away from urban centers and into homes with backyards and more space to work from home. Extremely low interest rates have fueled the demand for home acquisition across the country. Eviction moratoriums are still in place but are due to expire, which could mean an unprecedented wave of evictions across our low income and unemployed community members. While predatory funds are ready to buy up properties when evictions and foreclosures create more supply in the housing market, a new California law, SB 1079, gives tenants, nonprofits, and cooperatives like ours the opportunity to step in and acquire foreclosed properties, but these organizations require funding in order to utilize this opportunity.

The City of Oakland has also engaged UHAB, a cooperative developer and consultant, to help them update their loan documents so that they can more easily work with CLTs and EB PREC to transition properties to resident ownership, and cooperative ownership. We hope that this process will allow EB PREC and NCLT to follow through on the original intent of the Co-op 789 project, which is transitioning ownership of the improvements to EB PREC, and keeping the ownership of the land with NCLT.

Looking forward, the City of Oakland has no clear plan describing how to provide future funding for its Acquisition and Conversion to Affordable Housing (ACAH) program. Various state-level funding proposals are in the works, which may provide hundreds of millions of dollars in funding for affordable housing programs. EB PREC is involved in conversations with the City, and is an active part of coalitions that are working on these state-level initiatives.

While restaurants, retail, and many other commercial real estate uses have taken the large hit this year, with so many businesses having to shut down due to the pandemic, Oakland’s commercial real estate market has stayed strong. In 2020, three commercial real estate transactions4 took place in Downtown Oakland for a combined price of over $1 billion. In November 2020, the Oakland Planning Commission unanimously approved the Mandela Station5 megaproject, with over 700 residential units and over 30,000 square feet of retail, expected to break ground in 2022. Now that the COVID-19 vaccines are largely available in the United States, investors are even more eager to invest in commercial real estate than before.

EB PREC hosted a series of “Scenario Planning” calls with its Owners and community from across the country during the summer of 2020, to help us understand, prepare for, and respond to the needs of our stakeholders during this time. We know that during the last recession Black and People of Color (POC) communities were most negatively impacted by foreclosures and a loss of wealth, while the 1% and ultra wealthy purchased properties at low prices. The eviction moratorium and stimulus seem to have staved off a similar impact so far, but we know that a large number of low-wage workers have lost their income, while billionaires have gotten exceedingly richer during the course of the pandemic. Thus these concerns about increased instability and wealth disparities continue to cloud the future stability of our frontline community members. By bringing community members together during this time of physical isolation, to collaboratively imagine the challenges and hopes of the future, we aimed not only to create strategies for resilience, but to facilitate the much needed connection, relationships, and hope that can help our community members get through these challenging times.

3 https://www.car.org/marketdata/data/countysalesactivity

4 https://www.mercurynews.com/2021/03/08/1-billion-three-deals-downtown-oakland-market-real-estate-tech-pge/

5 https://www.bizjournals.com/sanfrancisco/news/2020/11/05/west-oakland-megaproject-on-bart-land-moves-ahead.html

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EB PREC anticipates using funds raised through this Offering to acquire multiple properties hopefully below market value from mission-aligned sellers. . As of April 1st 2021 EB PREC is in contract to acquire a mixed-use cultural property known as Esther’s Orbit Room in West Oakland, a culturally significant venue for West Oakland’s historic Black community,, specifically located at 1720-1724 7th street and 1715 Goss street. Funds raised in this Offering will also allow EB PREC to potentially intervene in foreclosures to convert properties to collective ownership instead of allowing them to be purchased at low prices by ultra-wealthy investors who continue to drive gentrification and displacement. The new law SB 1079 allows tenants, nonprofits, and cooperatives to intervene after foreclosure auctions and purchase homes by matching or exceeding the winning bid at auction. Funds raised will allow EB PREC to put money down and borrow additional funds from individuals and institutions for the purchase of properties. This additional debt funding may happen concurrently with this Offering. We will continue to organize with our community around properties that provide the best balance of financial feasibility, permanent affordability, and community impact.

The scope of our upcoming acquisitions depends heavily on how much funding we are able to raise through this Offering. Thank you for considering investing in our community.

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DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES

EB PREC is governed by a Board of Directors, and managed by a staff collective. The Board is structured to have eight Directors (a.k.a. Board members). Board members serve two-year terms. Investor Owners only have the right to participate in elections for two Board members. And when Investor Owners do have a right to participate in elections, they do so along with the other three Owner types (Community, Staff, and Resident), with each Owner voting on a one-member, one-vote basis. The majority of our Directors are elected by non-Investor Owners or appointed by Specified Designators, and are intended to represent the stakeholders and values that are integral to EB PREC, as follows:

Five of the Directors (named the Governance, Financial, Staff, Resident, and Community Directors) are elected, with voting done on a one-member, one-vote basis. All EB PREC Owners (including Staff, Resident, Community, and Investor Owners) are able to vote on just two of these seats: the Governance and Financial Directors. The Staff, Resident, and Community Directors are elected exclusively by the Staff Owners, Resident Owners, and Community Owners respectively. The Community Director seat is currently vacant.

Three of the Directors (named the POC Housing Justice, Indigenous, and Black East Bay Directors) are designated Board seats appointed by certain Specified Designators, namely, (1) the People of Color Sustainable Housing Network (or, if unavailable, Urban Habitat), (2) Sogorea Te Land Trust, and (3) the East Oakland Collective (or, if unavailable, Mandela Grocery Cooperative). These Specified Designators and their respective Board seats anchor EB PREC to its mission and ensure BIPOC community representation on the Board.

Notwithstanding by whom they are appointed or elected, each Director owes fiduciary duties to the Cooperative as a whole under the terms of California law and our charter documents. Taken together, we believe this structure creates important harmony between the various stakeholders in our Cooperative.

For more information about the Board and how it operates, please refer to our bylaws.

Our current Directors and staff are listed below, with biographies following this table. There are no family relationships among the staff or Directors.

Name	Position	Age	Start of employment or term of office	Approximate hours per week for part-time employees
Staff Owners
Noni Session	Executive Director	46	3/2018
Ojan Mobedshahi	Finance Director	31	6/2018
Shira Shaham	New Projects Director	41	6/2018
Non-Owner Employees
Amy Huang	Operations Coordinator	32	2/2021
Annie McShiras	Investment and Fundraising Director	35	9/2020
B. Vanessa Coleman	Project Manager	35	8/2021
Jason Gonzales	Design Intern	24	6/2021	10
Board of Directors
Candice Elder	Director	40	7/2019
Patricia St. Onge	Director	67	7/2019
Gregory Jackson	Board President and Governance Director	31	6/2020
Renae A. Badruzzaman	Director	34	6/2020
Shira Shaham	Board Secretary and Staff Director	41	2/2018
Ojan Mobedshahi	Board Treasurer and Finance Director	31	7/2018
Ellen Sebastian Chang	Resident Director	65	6/2021

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Staff Owner: Noni Session - Executive Director

Noni is a 3rd generation West Oaklander, Cultural Anthropologist and Grassroots Organizer.  After a 2016 run for Oakland City Council in which she garnered more than 43% of the vote, Noni came to believe her community’s clearest pathway to economic justice and to the halt of rapid displacement was a cooperative economy. In the past five years Noni has held many roles, including Assistant Librarian at the West Oakland Public Library; Candidate & Chief Strategist Oakland City Council Campaign; and Co Founder and Outreach, Media & Strategy lead for State of Black Oakland. Her core competencies include academic research & writing, international development & government agency liaison, volunteer recruitment & management, collections management, and cooperative development.

Staff Owner and Board Treasurer: Ojan Mobedshahi - Finance Director

Ojan is a 2nd generation Iranian American, born and raised in the Bay Area. He has experience in healthy land use spans landscape design, restoration and education, real estate brokerage, construction and development, and political organizing. Ojan lives in a co-op in Oakland, and is also a landscape contractor and regenerative permaculture designer. In the past five years Ojan has worked as a Land Analyst at Polaris Pacific, a San Francisco brokerage, and a Development Associate at Ashbury General Contracting and Engineering. Before joining EB PREC, he founded his own business, Happy Planet Land Use Consulting. His previous work includes real estate financial modeling, project management and entitlement in the Bay Area, as well as landscape design, build, and project management.

Staff Owner, Staff Director, and Board Secretary: Shira Shaham - New Projects Director

Shira has nearly 10 years experience leading teams and managing custom design projects and businesses. She played a key role in the growth of a food cooperative start-up in New York from the initial meeting of some 20-odd people to a successful business open six days/week. Returning to the Bay Area where she was raised, Shira works to give back to the communities that have nurtured her. Shira works part time at Arizmendi Construction Cooperative, and previously worked at Ashbury General Contracting and Engineering leading teams and managing custom design and construction projects.

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Employee: Annie McShiras - Investment and Fundraising Director

Annie works to actualize her bold vision of an economy where all people have enough to thrive through her work as a fundraiser, storyteller, and business development strategist. She has worked across fields including student organizing, worker cooperative development, popular education, impact investing, and transforming our financial system. With over 10 years of fundraising experience, Annie’s unique skill set has catalyzed the redistribution of over $52 Million in service of social and racial justice organizations. She has led capital campaigns large and small for a variety of organizations. She brings a depth of understanding and systemic analysis to the intersections of movements and money. A white queer organizer, Annie is dedicated to justice, abundance, and equity, and is committed to learning and growing as a lifelong practice. She remains steadfast in her approach to create parallel, democratic institutions that provide a more just alternative to corporate capitalism. Annie’s tenet belief is that there are enough resources for everyone to thrive as long as those resources are distributed equitably.
Employee: Amy Huang - Operations Coordinator

Amy brings to EB PREC over eight years of experience in multi-stakeholder communications and project management, from a career spanning landing site selection for the Mars Curiosity rover, technical strategy for Google, and strategic communications for the Bay Area transportation industry. Now activating her rich technical background in the collective struggle against oppression, she is committed to advancing a liberated, equitable, and radically inclusive future. A queer Asian American woman, child of immigrants, and settler, she thrives when catalyzing passionate people to do their best work.
Employee: Jason Gonzales - Design Intern, part time

Jason is currently pursuing his bachelor’s degree in Architecture at the California College of the Arts and brings over four years of professional architectural experience with him. He is currently trying to piece together his passion for design and the built environment with his mission of visualizing a strong, healthy and just community. Being a child of immigrants, he sees great value in all of those he meets and truly wants to understand their thoughts, dreams and what inspires them to work hard in life.
Employee: “Bee” Coleman - Project Manager

Bee prefers they/them and is your (sometimes) friendly neighborhood non-binary, queer, magical Black radical, alchemist, anti-capitalist, abolitionist, dream chaser, shape shifter and shift shaper. They are committed to Black liberation and joy, by every means available. A problem-solver and bridge-builder by nature, Bee’s educational and professional journey from Howard University to Patent Examiner to DARPA consultant to dog walker and cooperative developer ultimately taught them, among many truths, that relationships are the most valuable resource on (and for) the planet. From the lineage of the Filipino sex trade and the European slave trade, through a legacy of resistance and resilience, Bee brings their devotion to liberation and talent for manifestation to their greater role as generational curse breaker. In this role with EB PREC, Bee fully intends to see through some of our ancestors’ boldest dreams.

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Director: Candice Elder

Candice Elder, an East Oakland native who currently resides in City of Oakland District 7, is the Founder and Director of The East Oakland Collective (EOC). Candice went to Oakland public schools and for high school attended The Head Royce School. Candice has a background in law, philanthropy and nonprofit management. Candice was a legal professional for 10 years and has worked in plaintiff class action law firms in employment and antitrust law fields. Candice previously worked as the Executive Coordinator and Membership Manager for the Women's Funding Network, the largest philanthropy network of women's funds and foundations in the country.

Candice serves as the Black East Bay Director at EB PREC, appointed by the East Oakland Collective.

Director: Patricia St. Onge

(Haudenosaunee and Quebecoise, adopted Cheyenne River Lakota) is a grandmother and mom. She’s also the founder of Seven Generations Consulting and Coaching, working primarily with social justice organizations. She is the lead author of Embracing Cultural Competency: A Roadmap for Nonprofit Capacity Builders. She is Assistant Adjunct Professor at Mills College, Dept. of Race, Gender and Sexuality Studies. As an activist, she is a member of the coordinating committee of 1000 Grandmothers for Future Generations. She serves as Co-Chair of the board of directors of Highlander Research and Education Center in Tennessee and East Bay Permanent Real Estate Cooperative, based in Oakland.

Patricia is a writer, avid reader and lover of ceremony. Between them, she and her life partner, Wilson Riles, have six grown daughters, daughters and sons-in-law, and 8 grandchildren. Patricia is part of a growing community in East Oakland called Nafsi ya Jamii (The Soul Community), an Education/Spiritual Center and urban farm.

Patricia serves as the Indigineous Director at EB PREC, appointed by the Sogorea Ta’ Land Trust.

Board President and Governance Director: Gregory Jackson

Greg is a native of Oakland with deep family roots who feels fortunate to live within blocks of his family that now spans three generations. He is deeply committed to achieving economic equity in the East Bay through collective ownership and democratic decision-making. Recognizing the many social problems rooted in the unequal distribution of wealth and decision-making power, Greg focused his law school research on international cooperatives. Greg aims to increase collective decision-making and cooperative-ownership in East Oakland. He holds a B.A. in Philosophy from San Diego State University, and a J.D. from Golden Gate University School of Law. Greg envisions a cooperative corridor in East Oakland where the historically disadvantaged are given autonomy to self-determine the development of their neighborhoods. Greg knows that youth are the future, and believes the stewards of today must learn to co-create with the inheritants of tomorrow. Greg also serves on the Steering Committee of the Oakland Climate Action Coalition and mentors at Youth Impact Hub. Greg enjoys art, travel, and meaningful conversation in his free time.

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Director: Renae Alvarez Badruzzman

Renae Alvarez Badruzzaman (she/her) is a public health practitioner passionate about systems change at the root of social and health inequities. Renae serves as the POCSHN Housing Justice Director for EBPREC, Board Member of Eden Area Community Land Trust, and Program Manager for Build Healthy Places Network. She brings a decade of multidisciplinary and cross-sector experience to collectively advance health equity, inclusion and justice for people of color and communities with low-incomes. Renae’s intention is to support holistic healing practices that work to repair the wounds from legacies of violence and oppression against BIPOC, people with disabilities, and communities with intersecting identities. She is a certified compassion fatigue specialist, has a Master of Public Health, holds National Leader Fellowships in Disabilities, and a Bachelors in Psychology and Human Development. Renae cherishes being active, yoga, reading, cooking, and spending time with her loved ones.

Renae serves as the POC Housing Justice Director, appointed by the People of Color Sustainable Housing Network

Resident Director: Ellen Sebastian Chang

Ellen Sebastian Chang (she/her), is a storied figure in the performing arts, as a director and arts educator whose career spans 45 years. Her current projects include an ongoing collaboration with AfroFuturist Conjure artist Amara Tabor Smith and the Deep Waters Dance company’s House/Full of BlackWomen, a multi-year site-specific dance theater work that addresses the displacement, sex trafficking, and the creative well-being of Black women and girls in Oakland, California.

She has worked as an arts educator for 42 years: with technical direction/design classes at the Urban School of San Francisco, Magic Theaters Young California Writer’s Program, as an artist in Bay Area Public Schools via Young Audiences of Northern California and for the past 14 years with The World as it Could Be Human Rights Education Arts Program. She is currently teaching with Girl’s Project a program facilitated with East Side Arts Alliance.

Sebastian Chang was the cofounder and artistic director of Life on the Water, a national and internationally known presenting and producing organization at San Francisco’s Fort Mason Center from 1986 through 1995. In the past five years she has collaborated with the HBO production "Whoopi Goldberg Presents Moms Mabley"; Maya Gurantz "A Hole in Space (Oakland Redux)"; Sunhui Chang and Maya Gurantz "How to Fall in Love in A Brothel; Campo Santo and Ben Fisher’s “Candlestick” and served as the proud co-owner and general manager of FuseBOX Restaurant, created by chef Sunhui Chang in West Oakland, California.

She is a recipient of awards and grants from Creative Capital, MAP Fund, A Blade of Grass Fellowship in Social Engagement, Art Matters, Kenneth Rainin Foundation, NEA, Creative Work Fund, California Arts Council, Mazza Foundation and Zellerbach Community Arts Fund.

34

FINANCIAL INTERESTS AND COMPENSATION OF DIRECTORS, OFFICERS, AND OWNERS

Compensation of Executive Officers

Compensation paid to our executive officers for the year ending December 31, 2020 is listed below.

Name	Capacities in which compensation was received	Cash Compensation(1)	Other Compensation	Total Compensation
Noni Session(2)	Executive Director	$52,259.66	$5,419.70	$57,679
Shira Shaham	New Projects Director	$35,818.14	$0.00	$35,818.14
Ojan Mobedshahi	Finance Director	$28,375.00	$0.00	$28,375.00

(1) Noni, Shira, and Ojan are all full-time employees, which for EB PREC’s purposes is 30 hours per week.

(2) Noni Session’s position is fiscally sponsored and funded directly through the Law Center, and therefore is not reflected in the Cooperative’s financial statements.

Director’s currently do not receive compensation for board service, but may receive compensation for other work carried out for the Cooperative. The total compensation to the organization’s Directors in fiscal year 2019 and 2020 were $59,387.50 and $64,193.14, respectively, and does not include Noni Session’s compensation through the Law Center.

Proposed Future Compensation:

Future compensation for staff and Directors has not been pre-determined, proposed, or contingent upon the success of this Offering. With the oversight of the Board of Directors, employees of the Cooperative collectively set their compensation, or at minimum adhere to the living wage for 1 adult and 1 child using the MIT Living Wage Index6. Furthermore, employee compensation is capped at 3 times the median per capita wage for all occupations in the Oakland-Hayward-Berkeley Metropolitan division. As of May 2020, the applicable median per capita wage is $46,347.60 per year at 30 hours/week7, making our maximum salary $139,042.80 per year.

Security Ownership Of Management And Certain Owners

The following table sets forth the beneficial ownership of Investor Owner Shares of the Cooperative’s Executive Officers and Directors as a group, and individually any security holders who beneficially own more than 10% of security, as of 7/22/2021.

As of the date of this Offering Circular, no executive officer, Director, or individual has the ability to vote more than 10% of any class of voting securities. All Investor Owners participate in matters on a one member, one vote basis, irrespective of the number of Shares they own.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Investor Owner	EB PREC Executive Officers and Directors as a group, 1428 Franklin St, Oakland, CA 94612	3(1)	0	1% (2)

(1)Three of our Directors own Investor Owner shares. However, one of these Directors is investing via a payment plan, and has paid $400 towards their $1,000 investment. If they do not complete their investment as required by our Bylaws, they may lose their right to vote as an Investor Owner.

(2)As our voting is done on a one-member, one vote basis irrespective of the number of Investor Owner Shares held, this percentage is based on shares owned by Directors and Officers as a group divided by the total Investor Owners as of 7/27/2021, not total outstanding Shares. If measured by Shares, this group would represent only 0.32% of this class.

6 https://livingwage.mit.edu/counties/06001

7 https://www.bls.gov/oes/current/oes_41860.htm#00-0000

35

Interest Of Management And Others In Certain Transactions

In 2019, 2020 and 2021 EB PREC contracted with the Law Center to fund Noni Session’s salary (disclosed above) as EB PREC’s Executive Director. The funds used for Noni’s salary were raised cooperatively by EB PREC and the Law Center, but as EB PREC’s fiscal sponsor, the funds were received directly by the Law Center, and paid to Noni as an employee of the Law Center, not passing through EB PREC’s accounts.

Ojan Mobedshahi is licensed as a real estate salesperson in the state of California. Although he has not previously represented EB PREC in any transactions, he may do so in the future. For any successful real estate transaction where Ojan serves as realtor, he may receive commercially standard realtor commissions.

No one involved with EB PREC or with the preparation of this Offering Circular and related documents was or is employed on a contingent basis, meaning that no one will be paid on the basis of how many Shares are sold through this Offering.

36

FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

December 31, 2020 and 2019

37

C O N T E N T S

38

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

East Bay Permanent Real Estate Cooperative, Inc.

Oakland, California

We have audited the accompanying financial statements of East Bay Permanent Real Estate Cooperative, Inc., which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of income, owners’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of East Bay Permanent Real Estate Cooperative, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Wegner CPAs, LLP

Madison, Wisconsin

February 15, 2021

F-1

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
BALANCE SHEETS
December 31, 2020 and 2019

	2020	2019
ASSETS
CURRENT ASSETS
Cash	$365,735	$327,309
Prepaid expenses	300	1,101

Total current assets	366,035	328,410

Property and equipment, net	1,374,203	-

OTHER ASSETS
Deferred taxes	35,000	23,000

Total assets	$1,775,238	$351,410

LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$3,305	$2,493
Accrued expenses	13,854	2,997
Current portion of long-term debt	18,636	17,441
Refundable grant advance	100,000	100,000

Total current liabilities	135,795	122,931

Long-term debt less current portion	88,923	107,559

Total liabilities	224,718	230,490

OWNERS' EQUITY
Investor owner shares	268,984	200,300
Additional paid in capital	1,350,000	-
Accumulated deficit	(68,464)	(79,380)

Total owners' equity	1,550,520	120,920

Total liabilities and owners' equity	$1,775,238	$351,410

F-2

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
STATEMENTS OF INCOME
Years Ended December 31, 2020 and 2019

	2020	2019
REVENUE
Membership dues	$8,010	$5,430

OPERATING EXPENSES
Salaries and wages	146,567	67,754
Professional services	19,405	910
Donations	18,677	-
Contractors	12,156	15,379
Taxes and licenses	10,121	629
Occupancy	7,824	7,200
Insurance	4,625	297
Office supplies	4,343	3,006
Bank fees	872	609
Advertising	540	3,285
Event and conferences	387	11,808
Miscellaneous	857	335

Total operating expenses	226,374	111,212

Net loss from operations	(218,364)	(105,782)

OTHER INCOME (EXPENSES)
Grant income	196,027	-
Paycheck Protection Program income	14,027	-
Donation income	13,023	14,888
Interest income	1,817	2,711
Other income	536	1,109
Interest expense	(7,350)	(6,850)

Total other income (expenses)	218,080	11,858

Net loss before income taxes	(284)	(93,924)

Provision for income taxes	11,200	22,200

Net income (loss)	$10,916	$(71,724)

F-3

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
STATEMENTS OF OWNERS' EQUITY
Years Ended December 31, 2020 and 2019

		Additional
	Investor Owner	Paid In	Accumulated
	Stock	Capital	Deficit	Total

Balance December 31, 2018	$11,200	$-	$(7,656)	$3,544

Stock issued	189,100	-	-	189,100
Net loss	-	-	(71,724)	(71,724)

Balance December 31, 2019	200,300	-	(79,380)	120,920

Stock issued	68,684	-	-	68,684
Contributions	-	1,350,000	-	1,350,000
Net income	-	-	10,916	10,916

Balance December 31, 2020	$268,984	$1,350,000	$(68,464)	$1,550,520

F-4

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2020 and 2019

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$10,916	$(71,724)
Adjustments to reconcile net income (loss)
to net cash flows from operating activities
Deferred taxes	(12,000)	(23,000)
(Increase) decrease in assets
Prepaid expenses	801	(501)
Increase (decrease) in liabilities
Accounts payable	812	(9,641)
Accrued expenses	10,857	908
Refundable grant advance	-	100,000

Net cash flows from operating activities	11,386	(3,958)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(24,203)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	-	25,000
Payments on long-term debt	(17,441)	-
Proceeds from issuance of stock	68,684	189,100

Net cash flows from financing activities	51,243	214,100

Net change in cash	38,426	210,142

Cash at beginning of year	327,309	117,167

Cash at end of year	$365,735	$327,309

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$7,350	$13,700
Cash paid for income taxes	800	1,959

F-5

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020 and 2019

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

East Bay Permanent Real Estate Cooperative, Inc. (Cooperative) is a multi-stakeholder cooperative that creates pathways for residents of Oakland and surrounding communities to organize, finance, acquire, and co-steward land and housing. The Cooperative seeks to transform the housing system to build collective wealth amongst historically disenfranchised communities, while empowering residents through democratic governance.

Buildings and Improvements

Purchases of buildings and improvements are recorded at cost. Depreciation is provided using the straight-line over the estimated useful lives of the assets.

Revenue Recognition

Membership dues are recognized during the year in which the dues are received. Membership dues are primarily used to fund the operations of the Cooperative and provide little of tangible value to the donors. Grant revenue is recognized in the year the performance obligations are fulfilled. Donation income is recognized in the year it is received.

Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimate and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could differ from those estimates.

Income Taxes

The Cooperative is taxed on non-patronage earnings and any patronage earnings not paid or allocated to the members. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes. Deferred taxes are recognized for differences between basis of assets and liabilities for financial statement and income tax purposes.

Advertising

Advertising costs are expensed as incurred.

Date of Management's Review

Management has evaluated subsequent events through February 15, 2021, the date which the financial statements were available to be issued.

The ongoing COVID-19 pandemic that escalated in March 2020 could have an adverse effect on the Cooperative’s future revenues and workforce. However, the financial impact and duration cannot be reasonably estimated at this time.

F-6

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020 and 2019

NOTE 2—CONCENTRATION OF CREDIT RISK

The Cooperative maintains cash balances at one financial institution located in Oakland. The accounts at this institution are insured by the National Credit Union Administration up to $250,000. At December 31, 2020 and 2019, the Cooperative’s uninsured cash balances at this institution totaled approximately $106,000 and $74,000.

NOTE 3—PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2020 and 2019 consisted of the following:

	2020	2019

Land	$405,000	$-
Buildings and improvements	969,203	-

Property and equipment	1,374,203	-
Less accumulated depreciation	-	-

Property and equipment, net	$1,374,203	$-

The buildings and improvements acquired in 2020 were put into service in January 2021.

NOTE 4—LONG-TERM DEBT

Long-term debt at December 31, 2020 and 2019 consisted of the following:

	2020	2019

Note payable to Force for Good Fund with interest
at a fixed rate of 6.85%. Note calls for annual
payments of $24,291 including principal and interest.
Matures in December 2024.	$82,559	$100,000

Note payable to a member with interest at a fixed
rate of 2%. Note calls for annual interest only
payments until maturity. Matures in March 2025.	25,000	25,000

Long-term debt	107,559	125,000
Current portion of long-term debt	(18,636)	(17,441)

Long-term debt less current portion	$88,923	$107,559

F-7

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020 and 2019

NOTE 4—LONG-TERM DEBT (continued)

Future minimum principal payments consist of the following:

2021	$18,636
2022	19,912
2023	21,276
2024	22,735
2025	25,000

Long-term debt	$107,559

NOTE 5—PAYCHECK PROTECTION PROGRAM AWARD

In April 2020, the Cooperative applied for a Paycheck Protection Program (PPP) loan as part of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) implemented by the United States Small Business Administration (SBA) to help cover payroll costs, rent, and utilities during the COVID-19 outbreak. The Cooperative received a 1% interest loan from this program, repayable over 24 months, in the amount of $14,027. If the Cooperative is able to meet certain criteria set forth by the CARES Act, the loan may qualify for partial or full forgiveness as long as the loan is used keep employees and pay eligible costs during the eligible period after receiving the loan. At December 31, 2020, based on the provisions of the loan, the Cooperative expects to conditionally receive complete forgiveness. As such, $14,027 of revenue was recorded to remove the associated liability. The Cooperative intends to apply for forgiveness in 2021.

The Cooperative must retain PPP documentation in its files for six years after the date the loan is forgiven or repaid in full and permit authorized representatives of SBA to access such files upon request. SBA may review any loan at any time at its discretion. Therefore, SBA may review the Cooperative’s good-faith certification concerning the necessity of its loan request, whether the Cooperative calculated the loan amount correctly, whether the Cooperative used loan proceeds for the allowable uses specified in the CARES Act, and whether the Cooperative is entitled to loan forgiveness in the amount claimed on its application. If SBA determines the Cooperative was ineligible for the loan or for forgiveness in whole or in part, SBA will seek repayment of the outstanding loan balance.

NOTE 6—OWNERS’ EQUITY

The Cooperative offers a multi-tiered ownership structure. Each category of ownership entitles the owner to difference rights and responsibilities. Owners may become owners through multiple categories of ownership and will bear the rights and responsibilities of each category of ownership. Multiple ownership categories do not entitle an owner to more than a single vote.

An individual who lives in or is rooted in the East Bay area may become a Community Owner. Community owners pay yearly membership dues which are used to fund the Cooperative’s operations. Community Owners do not hold equity in the Cooperative.

F-8

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020 and 2019

NOTE 6—OWNERS’ EQUITY (continued)

Investor Owners purchase shares that consist of owners’ investments in the Cooperative. Investors are required to purchase one share for $1,000. Shares can be purchased in a lump sum payment or with an initial payment of $100 and a good faith commitment to pay the remaining $900 within five years, with payments made at least annually. Investor Owners agree to hold their shares for a minimum of five years. Investors may purchase additional shares subject to securities law. Purchase of additional shares does not entitle an Investor Owner to additional votes. Shares are refundable should a member decide to leave the Cooperative, subject to approval by the directors. At December 31, 2020 and 2019, 314 and 227 shares were issued and outstanding.

Resident Owners are residents of properties which the Cooperative manages. Resident Owners earn equity and patronage dividends from their rental payments.

Staff Owners are employees of the Cooperative. Staff Owners must work for the Cooperative for a minimum of 500 hours and for twelve months. Staff Ownership must be approved by a minimum of two-thirds vote by other Staff Owners.

At December 31, 2020 and 2019, all of the Cooperative’s stock recorded on its balance sheet was comprised of Investor Owner shares.

NOTE 7—CONTRIBUTION OF PROPERTY

In May 2020 a residential property valued at $1,350,000 was contributed to the Cooperative from an owner to be used as cooperative housing. The contribution of this property was recorded as additional paid in capital on the balance sheets. The Cooperative began receiving rental income from residents of this property in January 2021.

NOTE 8—INCOME TAXES

The provision for income taxes for 2020 and 2019 consisted of the following:

	2020	2019

Current federal income tax expense	$-	$-
Current state income tax expense	(800)	(800)
Deferred tax benefit	12,000	23,000

Provision for income taxes	$11,200	$22,200

Deferred taxes at December 31, 2020 and 2019 stemmed from net operating loss carryforwards, which totaled approximately $129,000 for federal purposes and $107,000 for state purposes at December 31, 2020. The federal carryforwards last indefinitely. The state carryforwards begin to expire in 2039.

F-9

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020 and 2019

NOTE 9—OPERATING LEASE

The Cooperative leases office space under a month-to-month arrangement requiring monthly payments of $300. Total rent expense for 2020 and 2019 was $7,200.

F-10

PART III - EXHIBITS

Index to Exhibits.

Exhibit Number	Description
2.a	Articles of Incorporation (incorporated by reference to Exhibit 2.a to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
2.b	Bylaws (incorporated by reference to Exhibit 2.b to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
3	Previously Used Investor Owner Agreement (incorporated by reference to Exhibit 3 to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
4	Investor Owner Agreement (incorporated by reference to Exhibit 4 to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.a	Center for Cultural Innovation – AmbitioUS Capital Support Agreement (incorporated by reference to Exhibit 6.a to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.b	Community Ventures Promissory Note (incorporated by reference to Exhibit 6.b to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.c	Nancy Moore Promissory Note (incorporated by reference to Exhibit 6.c to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.d	General Fundraising Agreement Between the Law Center and EBPREC (incorporated by reference to Exhibit 6.d to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.e	Development Agreement #1 Between the Law Center and EBPREC (incorporated by reference to Exhibit 6.e to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.f	Development Agreement #2 (2020) Between the Law Center and EBPREC (incorporated by reference to Exhibit 6.f to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.g	Incubation and Technical Support Agreement (2020-2021) (incorporated by reference to Exhibit 6.g to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.h	Legal Services Agreement (2020-2021) (incorporated by reference to Exhibit 6.h to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.i	General Fiscal Sponsorship Agreement (2021) (incorporated by reference to Exhibit 6.i to the Company’s 2020 Annual Report on Form 1-K filed April 29, 2021)
6.j	TCC Partnership Agreement (2021-2024) (incorporated by reference to Exhibit 6.i to the Company’s 2020 Annual Report on Form 1-K filed April 29, 2021)
6.k	Option to Purchase Esther’s Orbit Room (1720-1724 7th St., and 1715 Goss St., Oakland CA 94607) (incorporated by reference to Exhibit 6.i to the Company’s 2020 Annual Report on on Form 1-K filed April 29, 2021)
6.l	Recoverable Grant Agreement (2021) (incorporated by reference to Exhibit 6.i to the Company’s 2020 Annual Report on Form 1-K filed April 29, 2021)
6.m	Center for Cultural Innovation - AmbitioUS Capital Support Agreement #2 (incorporated by reference to Exhibit 6.i to the Company’s 2020 Annual Report on Form 1-K filed April 29, 2021)
11	Consent of Independent Auditors
12	Legal Opinion

39

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of CA, on 8/10/2021.

East Bay Permanent Real Estate Cooperative, Inc.

By

/s/ Noni Session

Noni Session

Executive Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	/s/ Noni Session
Name:	Noni Session
Title:	Executive Director, Principal Executive Officer
Date:	8/10/2021

Signature:	/s/ Shira Shaham
Name:	Shira Shaham
Title:	Board Secretary & New Projects Director
Date:	8/10/2021

Signature:	/s/ Ojan Mobedshahi
Name:	Ojan Mobedshahi
Title:	Board Treasurer, Principal Financial Officer, & Principal Accounting Officer
Date:	8/10/2021

Signature:	/s/ Ellen Sebastian Chang
Name:	Ellen Sebastian Chang
Title:	Board Member
Date:	8/10/2021

Signature:	/s/ Patricia St. Onge
Name:	Patricia St. Onge
Title:	Board Member
Date:	8/10/2021

40